Exhibit 99.1

MITEL NETWORKS CORPORATION

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Meeting”) of the shareholders of Mitel Networks Corporation (“Mitel”) will be held on Thursday, May 14, 2015 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, Canada, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the following purposes:

1.	To place before the Meeting the consolidated financial statements for the year ended December 31, 2014 together with the auditor’s report thereon.

2.	To elect directors for the ensuing year (“Annual Resolution No. 1”).

3.	To reappoint Deloitte LLP as our independent auditor (and, for purposes of U.S. securities laws, our independent registered public accounting firm) and to authorize the directors to fix the auditor’s remuneration (“Annual Resolution No. 2”).

4.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

A copy of the full text of each of the proposed Annual Resolution No. 1 and Annual Resolution No. 2 is attached as Schedule A and Schedule B, respectively to the Proxy Circular that accompanies this Notice. Any action on the items of business described above may be considered at the Meeting or at any adjournment or postponement of the Meeting. Please note that our proxy materials are also available through the Internet at http://investor.mitel.com. In the interest of convenience to you and of minimizing the environmental impact associated with printing and mailing our proxy material and annual reports in the future, you may indicate your preference for receiving all future materials electronically, by indicating as such in the manner provided for on the enclosed proxy card or, for beneficial holders, on the voting instruction form.

Shareholders of record attending the Meeting should be prepared to present government-issued picture identification for admission. Shareholders owning common shares through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of the record date, such as an account statement, voting instruction form issued by the broker, bank or other record holder, or other acceptable document, for admission to the Meeting. Check-in at the Meeting will begin at 2:00 p.m., Ottawa time, and you should plan to allow ample time for check-in procedures.

As owners of Mitel, your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. We request that you vote as soon as possible on-line at www.investorvote.com or in writing by following the instructions noted on the proxy card or, for beneficial shareholders, the voting instruction form, included with this notice. Your proxy card or voting instruction form, as applicable, must be received by 5:00 p.m., Ottawa time, two days before the Meeting, Tuesday, May 12, 2015. For specific information regarding voting of your common shares, please refer to the section entitled “Voting of Proxies” in the accompanying Proxy Circular.

Thank you for your continued interest in Mitel.

DATED at Ottawa, Ontario this 31st day of March, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

Richard D. McBee, President and Chief Executive Officer

EXPLANATORY NOTE REGARDING THE CONTENT AND FORMAT OF THIS DOCUMENT

Mitel qualifies as a foreign private issuer for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Instead of filing annual and periodic reports on forms available for foreign private issuers, we file an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. As a Canadian corporation and foreign private issuer in the U.S. that is not subject to the requirements of Section 14(a) of the Exchange Act or Regulation 14A, our Management Proxy Circular (the “Proxy Circular” or the “Circular”) and related materials have been prepared in accordance with Canadian corporate and securities law requirements.

A copy of our annual report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”) was mailed contemporaneously with this Proxy Circular and is also available at http://investor.mitel.com. You may also review and print the Form 10-K and all exhibits from the SEC’s website at www.sec.gov or from SEDAR at www.sedar.com. In addition, we will send a complete copy of the annual report on Form 10-K (including all exhibits, if specifically requested), to any shareholder (without charge) upon written request addressed to: Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7. All of our public documents are filed with SEDAR and may be found on the following website: www.sedar.com. Information on or accessible through our website is not incorporated into this Proxy Circular and you should not consider any information on, or that can be accessed through, our website as part of this Proxy Circular.

Additional financial information is contained in our audited consolidated financial statements for the year ended December 31, 2014 and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2014. Copies of our financial statements and management’s discussion and analysis of financial condition and results of operations are included in our Form 10-K and available upon request to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

In this Proxy Circular, we refer to Mitel Networks Corporation, the Canada Business Corporations Act corporation whose shares you own (together with its subsidiaries, where applicable), as “Mitel”. Additionally, we sometimes refer to Mitel as “we,” “us,” “our,” “our corporation,” or “the Corporation.” References to “GAAP” mean generally accepted accounting principles in the United States. References to Transition Year, fiscal 2013, fiscal 2012 or fiscal 2011 mean the eight months ended December 31, 2013 and the years ended April 30, 2013, 2012 and 2011, respectively. References to fiscal 2014 are references to the year ended December 31, 2014.

Unless indicated otherwise, all dollar amounts included in this Proxy Circular are expressed in U.S. dollars.

TABLE OF CONTENTS	Page

MITEL NETWORKS CORPORATION

350 Legget Drive

Ottawa, Ontario

K2K 2W7

MANAGEMENT PROXY CIRCULAR

MARCH 31, 2015

A.	INFORMATION ON VOTING AND PROXIES

1.	Who May Vote

You are entitled to vote at the annual meeting if you were a holder of common shares (“Common Shares”) of Mitel Networks Corporation at the close of business on April 9, 2015. Each Common Share is entitled to one vote.

2.	Solicitation of Proxies

This Proxy Circular is furnished in connection with the solicitation of proxies by or on behalf of the management of Mitel, a corporation governed by the Canada Business Corporations Act (the “CBCA”), for use at the annual meeting, or any adjournment or adjournments of the meeting (the “Meeting”) of the shareholders of Mitel (each, a “Shareholder”) to be held on Thursday, May 14, 2015 at The Brookstreet Hotel, 525 Legget Drive, Ottawa (Kanata), Ontario, K2K 2W2, commencing at 2:30 p.m., Ottawa time, for the purposes set out in the notice of the Meeting (the “Notice of Meeting”) accompanying this Proxy Circular.

The enclosed proxy is being solicited by or on behalf of the management of Mitel and the cost of such solicitation will be borne by us. It is expected that the solicitation of proxies will be primarily by mail communication by our directors, officers or employees. Except as otherwise stated, the information contained in this Proxy Circular is given as of March 17, 2015.

3.	Appointment of Proxies

The persons named in the enclosed form of proxy or voting instruction form are directors or officers of Mitel. If you wish to appoint some other person or company (who need not be a shareholder) to represent you at the Meeting, you may do so by striking out the name of the persons named in the enclosed form of proxy or voting instruction form and inserting the name of your appointee in the blank space provided or complete another form of proxy and, in either case, deliver the completed and signed form in the envelope provided by 5:00 p.m., Ottawa time, on Tuesday, May 12, 2015, being two business days preceding the date of the Meeting. It is the responsibility of the Shareholder appointing some other person to represent the Shareholder to inform such person that he or she has been so appointed. The proxy or voting instruction form must be signed by the Shareholder or the Shareholder’s attorney authorized in writing or, if the Shareholder is a corporation, by an officer or attorney of that corporation, duly authorized.

Registered Shareholders

A registered Shareholder is the person in whose name a share certificate is registered. If you are a registered Shareholder, you are entitled to vote your shares in one of two ways:

(a)	Attend the Meeting – You may attend the Meeting and vote in person.

(b)	By Proxy – If you do not plan to attend the Meeting in person, you may vote by proxy in one of two ways:

i.	By authorizing the management representatives of Mitel named in the proxy form to vote your Common Shares. You may convey your voting instructions by:

•	Internet – Go to www.investorvote.com and follow the instructions. You will need the 15 digit control number which is located on your proxy form; or

•	Mail – Complete the proxy form in full, sign and return it in the envelope provided by 5:00 p.m., Ottawa time, on Tuesday, May 12, 2015 being two business days preceding the date of the Meeting. The shares represented by your proxy will be voted in accordance with your instructions as indicated on your form of proxy and on any ballot that may be called at the Meeting.

ii.	You have the right to appoint some other person to attend the Meeting and vote your Common Shares on your behalf. You may do this either by:

•	Internet – Go to www.investorvote.com and follow the instructions. You will need the 15 digit control number which is located on your proxy form; or

•	Mail – Print your appointee’s name in the blank space on the proxy form and indicate how you would like to vote your Common Shares. Complete the proxy form in full, sign and return it in the envelope provided. Your proxyholder will decide how to vote on amendments or variations to the matters to be voted on at the Meeting.

Non-Registered Shareholders

Instead of being registered in your name, your shares may be registered in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or trustee or administrator of self-administered RRSPs, RRIFs, RESPs and similar plans). If your shares are registered in the name of an intermediary, you are a non-registered Shareholder.

Mitel has distributed copies of the Notice of Meeting, this Circular and the form of proxy (collectively, the “Meeting Materials”) to intermediaries for distribution to non-registered Shareholders. Unless you have waived your right to receive the Meeting Materials, intermediaries are required to deliver them to you as a non-registered Shareholder of Mitel and to seek your instructions regarding how to vote your shares. Typically, a non-registered Shareholder will be given a voting instruction form which must be completed and signed by the non-registered Shareholder in accordance with the instructions on the form. The purpose of these procedures is to allow non-registered Shareholders to direct the voting of those shares that they own but which are not registered in their own name.

As a non-registered Shareholder, you may vote in person at the Meeting or by proxy in one of two ways.

(a)	Attend the Meeting -

On the voting instruction form you received from your intermediary, insert your name in the blank space provided for the proxyholder appointment, and return it as instructed on the form to your intermediary. Do not complete the voting section of the form since you will vote in person at the Meeting. Your form must be received by Computershare Investor Services, Inc. from your intermediary by 5:00 p.m. EST two days before the Meeting, being Tuesday, May 12, 2015, in order for you to attend the Meeting to vote the shares covered by the form. When you arrive at the Meeting, you should advise the staff that you are a proxy appointee.

(b)	By Proxy - If you do not plan to attend the Meeting in person, you may vote by proxy in one of two ways:

i.	By authorizing the management representatives of Mitel named in the voting instruction form accompanying the Circular to vote your Common Shares. You may convey your voting instructions by:

•	Internet – Go to www.proxyvote.com and follow the instructions. You will need the 12 digit control number which is located on your voting instruction form.

•	Mail – Complete the voting instruction form in full, sign and return it as instructed on the form to your intermediary by 5:00 p.m., Ottawa time, on Tuesday, May 12, 2015 being two business days preceding the date of the Meeting. The shares represented by your form will be voted in accordance with your instructions as indicated on your voting instruction form and on any ballot that may be called at the Meeting.

ii.	You have the right to appoint some other person to attend the Meeting and vote your Common Shares on your behalf. You may do this either by:

•	Internet – Go to www.proxyvote.com and follow the instructions. You will need the 12 digit control number which is located on your voting instruction form.

•	Mail – Print your appointee’s name in the blank space provided for the proxyholder appointment on the voting instruction form and indicate how you would like to vote your Common Shares. Complete the proxy form in full, sign and return it as instructed on the form to your intermediary by 5:00 p.m., EST, on Tuesday, May 12, 2015 being two business days preceding the date of the Meeting. Your proxyholder will decide how to vote on amendments or variations to the matters to be voted on at the Meeting.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered Shareholder with respect to the voting of certain shares will be treated as not entitled to vote on any matter before the Meeting and will not be counted as having been voted in respect of any such matter. Shares represented by intermediary “non-votes” will, however, be counted in determining whether there is a quorum present at the Meeting.

4.	Revocation of Proxies

In addition to revocation in any other manner permitted by law, a Shareholder may revoke a proxy pursuant to subsection 148(4) of the CBCA by voting again on a later date by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing (or, if the Shareholder is a corporation, by an authorized officer or attorney of such corporation authorized in writing) at the registered office of Mitel at any time up to and including the last business day preceding the day of the Meeting at which such proxy is to be used, or with the Chairman of the Meeting on the day of, but prior to commencement of, the Meeting, or in any other manner permitted by law and, upon either of such deposits, such proxy shall be revoked. If the instrument of revocation is deposited with the Chairman of the Meeting on the day of the Meeting, the instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

A non-registered Shareholder may revoke a voting instruction form that has been given to an intermediary at any time by written notice to the intermediary or to the service company that the intermediary uses, in sufficient time for the intermediary to act on it. In addition, a non-registered Shareholder may change his or her vote by attending the Meeting and voting in person, provided the non-registered Shareholder has followed one of the procedures outlined above under “Non-Registered Shareholders”.

5.	Voting of Proxies

The form of proxy accompanying this Circular affords a Shareholder an opportunity to specify that the shares registered in the Shareholder’s name shall be voted FOR or WITHHELD in accordance with your instructions as indicated on your form of proxy. In the absence of instructions, your shares will be voted FOR each of the matters to be considered at the Meeting. Votes WITHHELD and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting but are not included in the number of shares present or represented and voting on each matter.

The form of proxy accompanying this Circular confers discretionary authority upon the nominees named in the enclosed form of proxy with respect to amendments or variations of matters identified in the Notice of Meeting or other matters which may properly come before the Meeting. As of the date of this Circular, management of Mitel knows of no amendment or variation of the matters referred to in the Notice of Meeting or other business that will be presented at the Meeting. If any such matters should properly come before the Meeting, each nominee named in the enclosed form of proxy will vote on those matters in accordance with his or her best judgment.

6.	Authorized Capital and Voting Shares

The authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series (the “Preferred Shares”). As of April 9, 2015 (the “Record Date”), Mitel had 100,209,848 Common Shares issued and outstanding and no Preferred Shares issued and outstanding. Each Common Share carries one vote in respect of each matter to be voted upon at the Meeting. Only holders of outstanding Common Shares of record at the close of business on the Record Date will be entitled to vote at the Meeting.

7.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Shares as of March 17, 2015 and shows the number of shares and percentage of outstanding Common Shares owned by:

•	each person or entity who is known by us to own beneficially 5% or more of our Common Shares;

•	each member of our board of directors (the “Board”);

•	each of our named executive officers (each, an “NEO”); and

•	all members of our Board and our executive officers as a group.

Beneficial ownership is determined in accordance with United States Securities and Exchange Commission (“SEC”) rules, which generally attribute beneficial ownership of securities to each person or entity who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares that a person would receive upon exercise of stock options or warrants, or upon conversion of convertible securities held by that person that are exercisable or convertible within 60 days of the determination date, which in the case of the following table is May 16, 2015. Shares issuable pursuant to exercisable or convertible securities are deemed to be outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 100,160,689 Common Shares outstanding as of March 17, 2015. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership
	Number	%
Five Percent Shareholders:
Matthews Group (2)
Dr. Terence H. Matthews	128,145	0.1%
Kanata Research Park Corporation	8,618,610	8.6%

Total	8,746,755	8.7%

Francisco Partners Group (3)
Francisco Partners Management, LLC	348,959	0.4%
Francisco Partners GP II Management (Cayman) Limited	62,470	0.1%
Francisco Partners GP III Management, LLC	858	0.0%
Arsenal Holdco I S.a.r.l.	11,513,135	11.5%
Arsenal Holdco II S.a.r.l.	4,435,410	4.4%

Total	16,360,832	16.3%

NWQ Investment Management (4)	6,593,178	6.6%
Keeley Asset Management (5)	5,392,808	5.4%
Fiera Capital Corporation (6)	5,271,736	5.3%

Executive Officers and Directors:
Dr. Terence H. Matthews (2)	8,746,755	8.7%
Richard D. McBee	1,602,912	1.6%
Peter D. Charbonneau (7)	201,641	0.2%
Benjamin H. Ball (3)	16,360,832	16.3%
Andrew J. Kowal (3)	16,360,832	16.3%
John P. McHugh	173,929	0.2%
Anthony P. Shen	25,000	0.0%
Francis N. Shen	134,719	0.1%
David M. Williams	121,438	0.1%
Steven E. Spooner (8)	260,053	0.3%
Graham Bevington	83,355	0.1%
Ronald G. Wellard	176,728	0.2%
Joseph A. Vitalone	37,875	0.0%
All directors and executive officers as a group (16 persons) (9)	28,046,381	28.0%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.
(2)	The “Matthews Group” means Dr. Matthews and certain entities, including Kanata Research Park Corporation, controlled by Dr. Matthews. Includes stock options to acquire 118,707 Common Shares that are currently exercisable and 8,618,610 Common Shares owned by Kanata Research Park Corporation. Dr. Matthews has voting and investment power over the Common Shares owned by Kanata Research Park Corporation and therefore beneficially owns the Common Shares held by Kanata Research Park Corporation. The address for the Matthews Group and Dr. Matthews is 390 March Road,, Kanata, Ontario, Canada, K2K 0G7.
(3)	The “Francisco Partners Group” means Francisco Partners Management, LLC and certain of its affiliates. Includes 16,064,278 Common Shares and stock options to acquire 296,554 Common Shares that are exercisable. Benjamin Ball and Andrew Kowal, both partners of Francisco Partners Management, LLC, have voting and investment power over the Common Shares owned by each of Francisco Partners, Francisco Partners GP II Management (Cayman) Limited, Francisco Partners GP III Management, LLC, Arsenal Holdco I S.a.r.l. and Arsenal Holdco II S.a.r.l. and therefore beneficially own the Common Shares held by each of these entities. The address for each of the Francisco Partners Group, Benjamin Ball and Andrew Kowal is c/o Francisco Partners Management, LLC, One Letterman Drive, Building C-Suite 410, San Francisco, California, 94129.
(4)	The number of shares is based on the Shareholder’s Schedule 13G filed with the SEC on January 29, 2015. The address for NWQ Investment Management is 2049 Century Park East, 16th Floor, Los Angeles, CA, 90067.

(5)	The number of shares is based on the Shareholder’s Schedule 13G/A filed with the SEC on February 9, 2015. The address for Keeley Asset Management is 111 W. Jackson Blvd., Suite 810, Chicago, IL, 60604.
(6)	The number of shares is based on the Shareholder’s Schedule 13G/A filed with the SEC on February 12, 2015. The address for Fiera Capital Corporation is 1501 McGill College Avenue, Suite 800, Montreal, QC, H3A 3M8.
(7)	Of this total, 2,019 Common Shares are registered to Peter Charbonneau Trust #2, a trust of which Mr. Charbonneau is the sole trustee, and 13,927 common shares are registered to Mr. Charbonneau’s wife, Joan Charbonneau, for which he disclaims beneficial ownership. Includes options to acquire 164,031 Common Shares at exercise prices ranging from $2.61 to $10.83.
(8)	Of this total, 5,100 Common Shares are registered to the Spooner Children Trust, a trust of which Mr. Spooner is one of three trustees, 8,650 vested restricted stock units and 176,562 Common Shares issuable upon the exercise of options at exercise prices ranging from $3.80 to $8.79.
(9)	In calculating this total, the Common Shares held by Mr. Ball and held by Mr. Kowal have been counted only once, as all such shares are held by and through the Francisco Partners Group.

For the purpose of this table, which contains information that is also included in our Form 10-K/A filing for the year ended December 31, 2014, the term “executive officer” has the meaning ascribed to it under Rule 405 promulgated under the U.S. Securities Act of 1933, as amended (the “1933 Act”). The information with respect to beneficial ownership of our directors and executive officers is based upon information furnished by each director or executive officer or information contained in insider reports made with the Canadian Securities Administrators.

B.	CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Mitel is a Canadian reporting issuer and qualifies as a foreign private issuer for purposes of the Exchange Act. Our Common Shares are listed on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) and on the Toronto Stock Exchange (“TSX”). As a result, we are subject to, and comply with, a number of legislative and regulatory corporate governance requirements, policies and guidelines, including those of the Nasdaq, TSX, the Canadian Securities Administrators and the SEC.

In addition to compliance with governance requirements, Mitel and its management place significant emphasis on the structure of the Board and the committees of the Board in order to promote effective corporate governance of the Corporation. We have adopted corporate governance guidelines, mandates for each of the Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as position descriptions for a chairman of the Board, a lead director and a Chief Executive Officer.

We have established a Global Business Ethics and Compliance Office headed by a Compliance Officer with assistance from the Legal Department and Internal Audit Department. The responsibilities of the Compliance Officer include (but are not limited to):

•	ensuring annual distribution and certification of our Code of Business Conduct to all of our employees, directors, officers and representatives which requires each individual to certify their compliance with the Code of Business Conduct;

•	monitoring our ethics and business practices company-wide by coordinating audits, performance assessments and providing training programs;

•	monitoring and promoting anonymous hotlines to report suspected violations; and

•	reporting to the Board and/or a Committee of the Board.

We have adopted an Insider Trading Policy for directors, officers and employees who may from time to time be in possession of material, non-public information.

Certain employees who are involved in the preparation and review of financial statements and regulatory filings execute, on an annual basis, certifications in support of the certification obligations of the Chief Executive Officer and the Chief Financial Officer pursuant to the Sarbanes Oxley Act of 2002. The certification process complements the due diligence process administered by us to support reporting obligations under the Sarbanes Oxley Act of 2002.

Our significant governance principles and practices, all of which are described below, are set forth in governance documentation available on our website at http://investor.mitel.com. These include the Mandate for the Board of Directors, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct. We will provide a copy of any of these governance documents to any person, without charge, who requests a copy in writing to Investor Relations, Mitel Networks Corporation, 350 Legget Drive, Ottawa, Ontario, Canada, K2K 2W7.

8.	Applicable Governance Requirements and Guidelines

Rule 5620(c) of the Nasdaq’s corporate governance rules generally requires that a listed company’s by-laws provide for a quorum for any meeting of the holders of the company’s common shares of at least 33 1/3% of the company’s outstanding common shares.

Pursuant to the Nasdaq’s corporate governance rules, Mitel, as a foreign private issuer, has elected to comply with practices that are permitted under Canadian law in lieu of the provisions of Rule 5620(c) and Rule 5605(e)(1). Our by-laws provide that a quorum of Shareholders is present at a meeting of Shareholders if the holders of at least 25% of the shares entitled to vote at the meeting are present in person or represented by proxy, provided that a quorum shall be not less than two persons.

9.	Composition of the Board

Mitel’s Board currently consists of nine members. Anthony Shen and Francis Shen will not be standing for re-election. The directors have approved a fixed number of eight directors to be elected at the Meeting. Our articles of incorporation provide that the Board is to consist of a minimum of three and a maximum of fifteen directors as determined from time to time by the directors, and permit the directors to appoint additional directors in accordance with the CBCA within any fixed number from time to time. Under the CBCA, one quarter of our directors must be resident Canadians as defined in the CBCA. The Board regularly assesses the need for additional directors in order to ensure that the Board is composed of individuals with diverse backgrounds, experience, competencies and independence as evaluated against criteria established from time to time by the Board.

10.	Independence and Other Considerations for Director Service

A majority (seven of eight) of our nominated directors are considered “independent”, as defined under the Nasdaq rules and for purposes of Canadian securities laws. Our independent directors are Peter Charbonneau, Benjamin Ball, Andrew Kowal, Terence Matthews, John McHugh and David Williams. Sudhakar Ramakrishna is a nominee for the Board and is considered independent. For purposes of the Nasdaq rules, an independent director means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director is considered to be independent for the purposes of Canadian securities laws if the director has no direct or indirect material relationship to the company. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment. Certain individuals, such as employees and executive officers of Mitel, are deemed by Canadian securities laws to have material relationships with the Corporation.

Prior to January 11, 2011, Dr. Matthews was determined to be a non-independent director under applicable Canadian securities laws as he had functioned as an executive officer of the Corporation discharging his role as chairman on a full-time basis. In January 2011, Richard McBee was appointed as Chief Executive Officer of the Corporation, and Dr. Matthews has, since that time, discharged his role as chairman of the Corporation on a part-time basis. The Audit Committee reviews related-party transactions on a quarterly basis and has determined that relationships with companies affiliated with Dr. Matthews are not material and have been at arm’s-length and therefore the Board is satisfied that Dr. Matthews is independent.

Our non-independent nominated director is Richard McBee. Our Board determined that Richard McBee is non-independent due to his “insider” position as Chief Executive Officer and President of the Corporation.

As chairman, Dr. Matthews’ role is to promote the Board’s effectiveness in providing oversight to the Corporation. In particular, the chairman has the responsibility to:

•	preside over Board meetings in an efficient and effective manner that is compliant with governance policies and procedures;

•	in conjunction with the Chief Executive Officer, communicate and maintain relationships with the Corporation, its shareholders and other stakeholders;

•	set Board meeting agendas based on input from directors and senior management;

•	work cooperatively with the lead director in fulfilling the lead director’s mandate and, in the event of a conflict in their duties, yield to the lead director; and

•	carry out other duties, as requested by the Board or the Chief Executive Officer.

The Board has also appointed a lead director, Peter Charbonneau (the “Lead Director”). The responsibility of our Lead Director is to provide additional independent leadership to the Board and to ensure that it functions in an independent and open manner. Together with the chairman of the Board, the Lead Director ensures that the Board understands its responsibilities and communicates effectively with its subcommittees and with management. Our Lead Director is also chairman of our Nominating and Corporate Governance Committee, of which all of the members are independent. At the regularly scheduled Nominating and Corporate Governance Committee meetings, the Lead Director ensures that the independent directors have in-camera discussions.

The attendance record of each director of the Board for all board meetings for the year ended December 31, 2014 is as follows:

	Attendance During Year ended December 31, 2014

Director	Meetings Attended	Percentage
Dr. Terence H. Matthews	8 of 8	100%
Richard D. McBee	8 of 8	100%
Benjamin H. Ball	7 of 8	88%
Peter D. Charbonneau	8 of 8	100%
Jean-Paul Cossart(1)	1 of 1	100%
Andrew J. Kowal	4 of 8	50%
John P. McHugh	7 of 8	88%
Henry L. Perret(1)	1 of 1	100%
Anthony P. Shen(2)	7 of 7	100%
Francis N. Shen(2)	7 of 7	100%
David M. Williams(2)	6 of 7	86%

(1)	Mr. Cossart and Mr. Perret resigned on January 31, 2014.
(2)	Mr. Anthony Shen, Mr. Francis Shen and Mr. Williams were appointed to the Board on January 31, 2014. Mr. A. Shen and Mr. F. Shen will not be standing for re-election.

The independent directors hold meetings on a quarterly basis at which non-independent directors and management are not in attendance.

11.	Mandate of the Board and Corporate Governance Guidelines

The mandate of Mitel’s Board is to oversee corporate performance and to provide quality, depth and continuity of management so that we can meet our strategic objectives. In particular, our Board focuses its attention on the following key areas of responsibility:

•	appointing and supervising the Chief Executive Officer and other senior officers;

•	supervising strategy implementation and performance;

•	monitoring our financial performance and reporting;

•	identifying and supervising the management of the Corporation’s principal business risks;

•	monitoring the legal and ethical conduct of the Corporation;

•	maintaining shareholder relations; and

•	developing and supervising our governance strategy.

The Board discharges many of its responsibilities through its standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Other committees may be formed periodically by the Board to address specific issues that are not on-going in nature. The duties and responsibilities delegated to each of the standing committees are prescribed in the respective charter of each standing committee.

Position Descriptions

The Board has developed and implemented a written position description for each of the chairman, the Lead Director and the Chief Executive Officer. Committees of the Board each have a committee charter that sets out the mandate of the committee, which includes the responsibilities of the chair of each committee.

Orientation and Continuing Education

Director orientation and continuing education is conducted by the Nominating and Corporate Governance Committee. All newly elected directors are provided with a comprehensive orientation on our business and operations. This includes familiarization with our reporting structure, strategic plans, significant financial, accounting and risk issues, compliance programs, policies and management and the external auditor. Existing directors are periodically updated in respect of these matters.

For the purposes of orientation, new directors are given the opportunity to meet with members of the executive management team to discuss the Corporation’s business and activities. The orientation program is designed to assist the directors in fully understanding the nature and operation of our business, the role of the Board and its committees, and the contributions that individual directors are expected to make.

Director Term Limits and Mechanisms of Board Renewal

The Board has determined that fixed term limits for directors should not be established. The Board is of the view that such a policy would have the effect of forcing directors off the Board who have developed, over a period of service, increased insight into the Corporation and who, therefore, can be expected to provide an increasing contribution to the Board.

At the same time, the Board recognizes the value of some turnover in board membership to provide on-going input of fresh ideas and views. The Corporation’s director retirement policy provides that a director may not be appointed or elected as a director once that person has reached 75 years of age, unless the Board makes an exception to this policy.

The Board has seen significant turnover during the last five years. Of the nine members who served as directors during the year ending December 31, 2014, five directors joined the Board within the last five years.

•	Anthony Shen, Francis Shen and David Williams joined the Board on January 31, 2014,

•	Richard McBee joined the Board on January 19, 2011, and

•	John McHugh joined the Board on March 12, 2010.

Furthermore, the Corporation is proposing that Sudhakar Ramakrishna be elected as a new member of the Board at the Meeting. In addition, the Corporation is seeking another qualified candidate to replace Anthony Shen and Francis Shen, who are not standing for re-election.

Gender Diversity

Mitel believes that gender diversity amongst its board members and executive officers is an important matter that needs careful consideration. While Mitel does not currently have any female directors or executive officers, the Board is committed to seeking qualified female candidates as vacancies arise amongst the current Directors and executive officers.

Currently, Mitel does not have a policy relating to the identification and nomination of women directors. The Nominating and Governance Committee is mandated to review annually the competencies, skills and personal qualities applicable to candidates to be considered for nomination to the board. The objective of this review is to maintain the composition of the Board in a way that provides, in the judgment of the Board, the best mix of skills and experience to provide for the overall stewardship of the Corporation. This review shall take into account the desirability of maintaining a reasonable diversity of personal characteristics such as gender, age, geographic residence and origin. The Board will continue to evaluate the appropriateness of adopting a formal board diversity policy in the future.

In identifying nominees for election by shareholders and candidates for executive officer positions, the Corporation does not target a specific representation of women. Gender diversity is one of several important factors that the Corporation takes into consideration in identifying qualified candidates to serve as executive officers of Mitel. Mitel, by and through its management, makes all employment decisions based on merit and without discrimination on any prohibited ground including but not limited to gender, age, race, religion, place of origin, sexual orientation, marital status, family status, or physical or mental handicap. Mitel will, however, continue to evaluate the appropriateness of adopting targets in the future.

12.	Ethical Business Conduct

The Board has established the Code of Business Conduct, which governs the conduct of our Board, executives, employees, contractors and agents. A copy of the Code of Business Conduct may be obtained by contacting the Mitel Global Business Ethics and Compliance Office and is also available on our website at http://investor.mitel.com.

Responsibility for ensuring compliance with the Code of Business Conduct rests with our Global Business Ethics and Compliance Office (the “Compliance Office”), under the guidance of its director, who is also the general counsel of the Corporation. The Compliance Office ensures that the Code of Business Conduct is distributed throughout the Corporation, monitors the ethics of our business practices, investigates potential breaches of the Code and engages in education on compliance with the Code of Business Conduct. The Audit Committee periodically reviews the ethics monitoring conducted by the Compliance Office and updates the Code of Business Conduct as required. The chair of the Audit Committee reports the results of his or her reviews to the Board following Audit Committee meetings and keeps the Board apprised of matters considered by the committee.

Directors are prohibited by the Code of Business Conduct from engaging in transactions on our behalf in which that director has, or a family member of that director has, a substantial beneficial interest. Among other things, this means that a director may not hold a financial interest in a customer, supplier or competitor of ours or our subsidiaries; notwithstanding this prohibition, a director may own $25,000 worth of stock or two percent of a publicly owned corporation, whichever is greater. Permission to deviate from these rules must be obtained from the Board. Moreover, prior to commencing service on our Board, directors are required to disclose all potential conflicts of interest to the corporate secretary. If potential conflicts arise during a director’s tenure on the Board, such conflicts must be immediately disclosed to the corporate secretary. Where a conflict of interest exists, a director is required by statute to abstain from voting on the matter and, by corporate policy, is also required to recuse him or herself from any discussion on any matter in respect of which a conflict of interest precludes the director from voting.

13.	Board Committees

The Board has established three committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

The Audit Committee is composed of three directors namely, Peter Charbonneau (Chairman), John McHugh and David Williams. Peter Charbonneau was appointed to the Audit Committee in February 2002, John McHugh and David Williams were appointed in February 2014. The Board has determined that each of these directors meets the independence requirements of the rules and regulations of the Nasdaq and the SEC and the independence requirements of Canadian securities rules. The Board has determined that each of these directors is financially literate. Peter Charbonneau (Chairman) has been identified as an “audit committee financial expert” as such term is defined by applicable U.S. securities laws.

The Audit Committee assists the Board in fulfilling its financial oversight obligations including responsibility for overseeing the integrity of our financial statements and accounting and financial process and the audits of our financial statements, legal and regulatory compliance, auditor independence and qualification, the work and performance of our financial management, internal auditor and external auditor and for overseeing the systems of disclosure controls and procedures and the system of internal controls regarding finance, accounting, legal compliance, risk management and ethics that management and the Board have established.

The Audit Committee has access to all books, records, facilities and personnel and may request any information about the Corporation as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or advisors to advise the committee. The Audit Committee also reviews and approves related party transactions and prepares reports for the Board on such related party transactions.

All members of the Audit Committee have experience reviewing financial statements and dealing with related accounting and auditing issues. The members of the Audit Committee have the following relevant education and experience:

•

Peter Charbonneau served as a general partner in Skypoint Capital Corporation, an early-stage technology venture capital firm from 2011 to 2015. He previously served as the Chief Financial Officer and Chief Operating Officer of Newbridge Networks Corporation. Mr. Charbonneau currently sits on the audit committee for Teradici Corporation. Mr. Charbonneau has also served as a director and audit committee member at other companies, including CBC/Radio Canada, Telus Corporation, BreconRidge Corporation, Cambrian Systems, Inc., CounterPath Corporation, March Networks Corporation, ProntoForms Corporation and Jennerex, Inc. From 1977 to 1986, Mr. Charbonneau worked as an accountant at Deloitte LLP (as it is now known). Mr. Charbonneau holds a Bachelor of

Science from the University of Ottawa, an MBA from the University of Western Ontario and is a Fellow of the Chartered Professional Accountants of Ontario. Mr. Charbonneau also holds the ICD.D certification, having completed the Directors Education Program of the Institute of Corporate Directors of Canada.

•	John McHugh is the General Manager and Senior Vice President, Commercial Business Unit of NETGEAR, Inc. Prior to his current role, Mr. McHugh was the Chief Marketing Officer for Brocade Communications Systems, Inc. Prior to that, Mr. McHugh held Vice President and General Manager roles at Nortel Networks and Hewlett-Packard Company. In his capacity as an executive of each of these companies, Mr. McHugh has held leadership roles in R&D, Marketing and Manufacturing, as well as having over 17 years of experience in general management, including management of cash and capital usage, evaluating business opportunities and acquisitions with significant capital structure and cash flow analysis. Mr. McHugh holds a BS degree in Electrical Engineering and in Computer Science from Rose-Hulman Institute of Technology.

•	David Williams serves on the board of directors of several Canadian companies. Mr. Williams has over 40 years of experience in financial and executive operating roles including, being appointed CFO of Loblaw Companies Ltd. (1980-1984) and President of Loblaws-Eastern Canadian Operations (1985-1996). He also served as President and CEO of Ontario’s Workplace Safety & Insurance Board (WSIB) which included management of its $12 billion pension asset trust. Mr. Williams also has extensive experience of the role and requirements of Audit Committee members, having served on five public company Boards and three non-public Boards. He was Chair of the Board on four of these and served various terms on the Audit Committee for all of them. He has extensive experience in areas such as budgeting, financial reporting, public disclosure, strategy planning, capital markets, pension management, mergers and acquisitions and corporate transformations. Mr. Williams is a graduate of the ICD Corporate Governance College and is a member of the Chartered Professional Accountants of Ontario.

The Compensation Committee

The Compensation Committee is currently composed of two directors namely, Benjamin Ball (Chairman) and David Williams. Benjamin Ball was appointed to the Compensation Committee in October 2007, and David Williams was appointed in March 2014. Both members of the Compensation Committee are independent, as determined by the Board in accordance with Nasdaq independence rules and Canadian securities rules including the Chairman who is responsible for the leadership of the committee and the fulfilment by the committee of its mandate. The Compensation Committee is responsible for annually reviewing the compensation of our directors, our chief executive officer and certain other senior executives. To ensure an objective process for determining compensation, the Compensation Committee considers a variety of pre-determined, objective criteria and consults with independent third party advisors. In each case, the Compensation Committee reviews the compensation received in the most recent period and assesses its appropriateness in the context of the responsibilities and performance of the individuals and industry trends. On this basis, the Compensation Committee makes its annual compensation recommendations to the Board.

In addition to making compensation recommendations to the Board, the Compensation Committee administers our 2006 Equity Incentive Plan and 2014 Equity Incentive Plan and may periodically recommend the adoption of other incentive compensation plans. The Compensation Committee also conducts annual reviews of our succession plan, reviews our policies regarding loans to directors and senior officers and monitors and maintains our insider trading policy. To fulfill its mandate, the Compensation Committee is empowered to retain legal, accounting, financial and other professionals. It is also entitled to full access to our books and records and may require our directors, officers and employees to provide information deemed necessary by the committee to fulfill its mandate.

Both current members of the Compensation Committee have experience reviewing executive compensation. The members of the Compensation Committee have the following relevant education and/or experience:

•	Benjamin Ball is a partner of Francisco Partners Management, LLC, which is a leading private equity firm focused exclusively on investing in the information technology market. Mr. Ball currently sits on the Compensation Committees for several private companies, such as Webtrends Inc. and Watchguard Technologies, Inc. Mr. Ball also served as a director and compensation committee member at other companies including Foundation 9 Entertainment, Inc. and EF Johnson Technologies, Inc. Mr. Ball has been a director of these and other private companies where he has been responsible for hiring and retaining C-level executives for each company. Mr. Ball holds a Bachelor of Arts degree from Harvard College and an MBA from Stanford Graduate School of Business.

•	David Williams serves on the board of directors of several Canadian companies. Mr. Williams has over 25 years of experience being directly or indirectly (CEO and CFO roles) responsible for the human resource function within large public and non-public corporations (Loblaw Companies Ltd., Shoppers Drug Mart Corp. and WSIB). Mr. Williams also has extensive experience in the role and requirements of compensation committee members, having served on five public company and three non-public company boards. He was chair of the board of four of these and served various terms on the compensation committee for all of them. He has extensive experience in areas such as salary administration, compensation reward programs, pension plan design and administration, labour relations, health and safety, succession planning, organizational design and transformation, and merger integrations. Mr. Williams is a graduate of the ICD Corporate Governance College and is a member of the Chartered Professional Accountants of Ontario.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of six directors namely, Peter Charbonneau (Chairman), Benjamin Ball, Andrew Kowal, Terence Matthews, John McHugh and David Williams. The committee was formed in March 2010, at which time Peter Charbonneau, Benjamin Ball, Andrew Kowal and John McHugh became members. Terence Matthews and David Williams were appointed in February 2014. All of the members of the Nominating and Corporate Governance Committee, including the Chairman are independent directors, as determined by the Board in accordance with Nasdaq independence rules and Canadian securities rules, ensuring the committee receives diverse input into the Corporation’s Board nomination process and functions independently.

The Nominating and Corporate Governance Committee assists the Board in identifying and/or recommending director candidates for election at the next annual meeting of Shareholders. The committee also oversees and assesses the functioning of the Board and the committees of the Board, and the implementation and assessment of effective corporate governance principles. The committee conducts annual surveys of directors regarding effectiveness of the Board, the Chairman and each director, each committee and its chairman, and the individual directors. The committee also annually assesses the effectiveness of the Board and each committee as a whole and makes recommendations to the Board.

14.	Communication with the Board

Shareholders or others may contact the Board by mail to:

The Board of Directors

c/o the Corporate Secretary’s Office

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario, Canada

K2K 2W7

C.	COMPENSATION DISCUSSION AND ANALYSIS

15.	Director Compensation

Except as noted below, all non-employee directors receive role-based fees paid quarterly as set forth below:

Annual service on the board of directors (other than Chair)	$40,000
Annual service as Chair of the board of directors	$115,000
Annual service as member of the audit committee (other than Chair)	$15,000
Annual service as Chair of the audit committee	$25,000
Annual service as a member of the compensation committee (other than Chair)	$10,000
Annual service as Chair of the compensation committee	$15,000
Annual service as a member of the nominating and corporate governance committee (other than Chair)	$8,000
Annual service as Chair of the nominating and corporate governance committee	$12,000

Annual service on the Board	10,000 stock options
Initial grant for new directors	5,000 stock options

A director is reimbursed for any out-of-pocket expenses incurred in connection with attending Board or committee meetings, as well as Canadian tax return preparation fees for non-Canadian directors.

Richard McBee who is the Chief Executive Officer of Mitel, does not receive annual service retainers or fees for serving as a director. Francis Shen, who was an executive of Mitel from January 31, 2014 until July 31, 2014 received a director retainer fee pro–rated for the remainder of the year. Anthony Shen resigned as an executive of Mitel on January 31, 2015 and did not receive annual service retainers or fees for serving as a director in 2014. Mr. A. Shen and Mr. F. Shen will not be standing for re-election to the Board for the current year.

For the year ended December 31, 2014, each non-employee director could elect to receive up to $40,000 of the above retainers in cash. The remaining balance must be received in the form of stock options, as set out below. Stock options were granted pursuant to either the 2006 Equity Incentive Plan or 2014 Equity Incentive Plan.

The strike price of each stock option is the closing price per Common Share on the Nasdaq on the date of grant. There were 609,276 options exercised by directors during the year ended December 31, 2014, including 259,112 options exercised by Jean-Paul Cossart and Henry Perret, each of whom resigned from the board on January 31, 2014.

The Compensation Committee has reviewed directors’ compensation for the year ended December 31, 2014 and following years. In fiscal 2014, the Compensation Committee retained Radford (an AON Consulting Company) (“Radford”) for assistance to ensure that our director compensation packages remain competitive within our industry. See Section 16 “Executive Officer Compensation”.

There are no loans or other indebtedness outstanding from the Corporation or any subsidiary to any of its directors, nor has any director received any financial assistance from the Corporation or from any subsidiary.

In accordance with our Insider Trading Policy, a director is not permitted to purchase financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the director.

The following table sets forth a summary of compensation paid for the year ended December 31, 2014 to the non-executive directors:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan awards ($)	Pension value ($)	All other compensation ($)	Total ($)
Benjamin H. Ball(1)	40,000	-	23,000	-	-	-	63,000
Peter D. Charbonneau	40,000	-	37,000	-	-	-	77,000
Jean-Paul Cossart(2)	10,000	-	5,750	-	-	-	15,750
Andrew J. Kowal (1)	40,000	-	8,000	-	-	-	48,000
Terence H. Matthews	-	-	115,000	-	-	-	115,000
John P. McHugh	-	-	63,000	-	-	-	63,000
Henry L. Perret(3)	10,000	-	5,750	-	-	-	15,750
Anthony P. Shen (4)	-	-	-	-	-	-	-
Francis N. Shen(5)	10,000	-	-	-	-	-	10,000
David Williams(6)	40,000	-	58,100	-	-	-	98,100

(1)	Stock options granted in connection with Mr. Ball and Mr. Kowal acting as directors of the Corporation were granted to Francisco Partners Management, LLC of which Mr. Ball and Mr. Kowal are partners.
(2)	Stock options granted in connection with Mr. Cossart acting as a director of the Corporation were granted to Scivias s.a.r.l., a company in which Mr. Cossart is a shareholder. Mr. Cossart resigned from the Board on January 31, 2014.
(3)	Mr. Perret resigned from the Board on January 31, 2014.
(4)	Mr. Anthony Shen joined the Board on January 31, 2014 and held an executive position with the Corporation until January 31, 2015. Mr. A. Shen did not receive compensation for his role as a director in 2014. He will not be standing for re-election.
(5)	Mr. Francis Shen joined the Board on January 31, 2014 and held an executive position with the Corporation until July 31, 2014, after which he received director fees. Mr. F. Shen will not be standing for re-election.
(6)	Mr. Williams joined the Board on January 31, 2014.

On February 25, 2015, the Board approved a new compensation plan for directors to be effective commencing in the first quarter of fiscal 2015. Non-employee directors will receive role-based fees paid quarterly as disclosed above. Changes from fiscal 2014 are as follows:

•	the fee for annual service on the Board has been increased from $40,000 to $50,000 per year;
•	the annual equity award grant has increased from 10,000 stock options to 10,000 stock options and 10,000 restricted stock units;
•	the initial equity grant for new directors has increased from 5,000 stock options to 45,000 stock options; and
•	whereas in previous years a director could elect to receive up to a maximum of $40,000 per annum in cash compensation with the balance of fees paid in the form of stock options, directors can now elect to receive their per annum fees in the form of all cash compensation, a mix of cash and equity-based compensation (stock options and restricted stock units), or all equity-based compensation (stock options and restricted stock units).

Equity-based grants to directors are split evenly in value between stock options and restricted stock units, using the Black-Scholes valuation methodology.

16.	Executive Officer Compensation

Mitel’s compensation program for executive officers is designed to attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field. The objective of the program is to focus our executives on the key business factors that affect shareholder value.

Compensation for executive officers is comprised primarily of three main components:

•	base salary;

•	annual or short-term incentive plans; and

•	long-term incentive plans.

We set cash and equity compensation based on compensation paid to executives at comparable companies. The Compensation Committee reviews our executive officers’ overall compensation packages on an annual basis.

We also retain independent compensation consultants from time to time to assist in determining executive compensation packages. The nature and scope of the services rendered by the consultants include:

•	assisting in identifying members of our peer group for comparison purposes;

•	helping to determine compensation levels at the peer group companies;

•	providing advice regarding executive compensation best practices and market trends;

•	assisting with the redesign of any compensation program, as needed;

•	preparing for and attending selected management or committee meetings; and

•	providing advice throughout the year.

In fiscal 2014, the Compensation Committee retained Radford to provide us with survey data and other benchmark information related to trends and competitive practices in executive compensation. As noted above under “Director Compensation”, Radford also assisted the Corporation in reviewing our director compensation package. Radford was originally retained by the Corporation in April 2006. Executive and director compensation related fees billed by Radford to the Corporation during the year ended December 31, 2014, Transition Year 2013 and in years ended April 30, 2013 and 2012 were $51,400, $6,700, nil and $62,000, respectively. The reference market used to benchmark executive compensation included companies who operate in a similar industry segment. The comparable companies used to benchmark our executive compensation included ADTRAN, Inc., Aruba Networks, Inc., CAE Inc., Ciena Corporation, Constellation Software Inc., Comtech Telecommunications Inc., Finisar Corporation, Infinera Corporation, JDS Uniphase Corporation, MacDonald, Dettwiler and Associates Ltd., Netgear, Inc., NeuStar, Inc., Plantronics, Inc., Polycom, Inc., Riverbed Technology, Inc., Super Micro Computer, Inc. and ViaSat, Inc. The Compensation Committee set our executive officers’ total overall cash compensation at a level that was at or near the 50th percentile of the cash compensation paid to executives with similar roles at comparable companies. Equity compensation was also targeted at the 50th percentile of comparable companies.

The Compensation Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers in order to ensure an objective assessment of our executives’ compensation:

Base Salaries. Individual salaries are determined by each officer’s experience, expertise, performance and expected contributions to the Corporation. The Compensation Committee uses industry studies and comparables for reference purposes to assist in setting a range of base salaries for positions, however, these studies and comparables are only one factor that is reviewed in determining base salary for each executive officer position.

Annual or Short-Term Incentive Plans. Mitel utilizes cash bonuses to reward the achievement of corporate objectives and to recognize individual performance. The amount of annual performance incentive or “at risk” component of an executive officers’ compensation increases with the level of responsibility and impact that the executive officer has had and can have on overall performance. The Chief Executive Officer provides the Compensation Committee with an assessment of each executive’s performance annually.

For the year ended December 31, 2014, the Corporation’s NEOs consisted of: Richard D. McBee, Chief Executive Officer and President; Steven E. Spooner, Chief Financial Officer; Graham Bevington, Executive Vice President and President EMEA; Ronald G. Wellard, Chief Products and Solutions Officer; and Joseph A. Vitalone, Executive Vice President and President Americas. The annual performance incentive targets for the year ended December 31, 2014 for the NEOs ranged between 50% and 120% of base salary. The financial objectives for Mr. McBee, Mr. Spooner and Mr. Wellard consist of annual revenue and Adjusted EBITDA for the Corporation. The financial objectives for Mr. Bevington and Mr. Vitalone include annual revenue and contribution margin for their respective regions. The targets for the financial objectives were established by our Compensation Committee and approved by the Board.

The Board and the Compensation Committee assess the risks associated with the structuring of our NEOs’ respective compensation arrangements to ensure that none of the arrangements encourages a particular NEO or group of NEOs to take undue risk on behalf of the Corporation to maximize their respective compensation. The various elements of our NEO compensation packages are given appropriate weighting to ensure that there is commonality across the compensation arrangements of our NEOs while structuring incentive arrangements to incent particular NEOs within their respective spheres of influence, whether based on the performance of the Corporation as a whole or the performance of the region for which the NEO has responsibility.

Long-Term Incentive Plans. The Compensation Committee believes that equity based long-term incentive compensation is a fundamental component of Mitel’s executives’ compensation program. Grants of options and restricted stock units under our equity incentive plans assist us in retaining employees and attracting critical key talent by providing them with an opportunity for capital investment in the Corporation. In addition, the granting of equity-based compensation, in the form of stock options or restricted stock units (or a mix of both) ensures that the interests of our executive officers are aligned with those of our Shareholders. Equity-based compensation is granted primarily based on the extent of the individual’s responsibility and performance and are also granted to attract new executive officers and to recognize job promotions.

The Chief Executive Officer recommends levels of equity awards including stock options and restricted stock units for the NEOs to the Compensation Committee based on skills, responsibilities and performance. Previous grants of equity awards are also taken into consideration. The Compensation Committee approves grants of stock options and/or restricted stock units after discussion and analysis of the material provided to it.

During the year ended December 31, 2014, there were 415,000 options granted to the NEOs at strike prices ranging from $9.96 to $10.11 per share and restricted stock units awarded for 184,500 Common Shares. During the year ended December 31, 2014, there were 283,959 options exercised by the NEOs, at strike prices ranging from $3.75 to $5.16 per share. There are no loans or other indebtedness outstanding from us or from any of our subsidiaries to any of our executive officers nor has any executive officer received any financial assistance from us or any of our subsidiaries.

In accordance with our Insider Trading Policy, an NEO is not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO.

Performance Graph

The following graph compares the total cumulative return of a Shareholder who invested $100 in Mitel’s Common Shares at April 22, 2010 (the date Mitel became a public company (the “IPO Date”)) to December 31, 2014, with the total cumulative return of $100 on the S&P 500 Composite and the Nasdaq Composite Indices since the IPO Date.

	22-Apr-10	30-Apr-11	30-Apr-12	30-Apr-13	31-Dec-13	31-Dec-14
Mitel	100.00	37.79	33.93	25.00	72.07	76.36
NASDAQ Composite Index	100.00	114.07	120.93	132.14	165.80	188.01
S&P 500 Composite Index	100.00	112.82	115.66	132.18	152.93	170.34

The NEO compensation is not based on performance of the Corporation’s share price, and, therefore the NEO total compensation may not compare to the trend shown in the performance graph. Prior to fiscal 2012, our annual incentive plans for our NEOs were partially based on the financial performance of the Corporation. Starting in fiscal 2013, annual performance incentive targets for our NEOs are primarily based on the financial performance of the Corporation in order to provide added incentive to our NEOs to focus on their respective roles within the Corporation and their ability to continue to strengthen the Corporation’s performance (see Annual or Short-term Incentive Plans above). We expect the same or similar criteria to be applied in respect of our NEOs for fiscal 2015.

The following table sets forth a summary of compensation paid during the year ended December 31, 2014 (“2014”), Transition Year (“T2013”), fiscal years 2013 and 2012 (“F2013” and “F2012”) to our NEOs:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Non-equity annual incentive plan ($)	Option- based Awards ($)	Share- based Awards ($)	Pension Value ($)(2)	All Other Compensation ($)	Total($)
Richard D. McBee	2014	696,154	1,513,008	1,172,500	1,166,694	—	18,000	4,566,356
Chief Executive Officer (3)	T2013	440,000	813,600	131,250	—	—	12,000	1,396,850
	F2013	660,000	509,752	191,000	—	—	18,000	1,378,752

Steven E. Spooner	2014	412,805	481,593	351,750	349,806	9,848	22,793	1,628,595
Chief Financial Officer (4)	T2013	281,258	286,650	1,147,500	—	2,813	7,706	1,725,927
	F2013	436,185	247,360	191,000	—	4,477	11,958	890,980

Graham Bevington	2014	291,696	221,530	186,700	116,265	27,173	100,196	943,560
Executive Vice President and Regional President (5)	T2013	160,668	129,202	52,500	—	16,978	14,064	373,412
	F2013	243,258	187,156	57,300	—	22,167	20,640	530,521

Ronald G. Wellard	2014	322,410	331,957	117,250	116,265	3,338	15,598	906,818
Chief Products and Solutions Officer(6)	T2013	213,833	139,640	70,000	—	2,138	6,622	432,233
	F2013	331,314	128,190	124,150	—	3,384	7,972	595,010

Joseph A. Vitalone	2014	327,409	210,464	117,250	116,265	6,746	9,268	787,402
Executive Vice President and President Americas (7)	T2013	246,000	107,238	175,000	—	—	5,333	533,571
	F2013	25,231	10,000	—	—	—	667	35,898

(1)	Compensation to Mr. Spooner and Mr. Wellard is paid in Canadian dollars, but converted to U.S. dollars at the average rate for the relevant period. The Canadian dollar salaries for 2014, T2013 and F2013 are as follows: Mr. Spooner (2014—C$453,143, T2013—C$292,000 and F2013—C$438,000), and Mr. Wellard (2014—C$353,915, T2013—C$222,000 and F2013—C$333,000). The Canadian dollar compensation for Mr. Shen is as follows: 2014—C$660,000, T2013—nil; F2013—nil.

Compensation to Mr. Bevington is paid in British pounds sterling but converted to U.S. dollars at the average rate for the relevant period. The British pounds sterling salary for 2014, T2013 and F2013 for Mr. Bevington is as follows: 2014—£176,300, T2013—£102,667 and F2013—£154,000.

(2)	Pension value for Mr. Spooner, Mr. Wellard and Mr. Vitalone consists of contributions to a defined contribution plan. Pension value for Mr. Bevington consists of contributions under a defined benefit plan up to November 2012, and contributions to a defined contribution plan thereafter.

(3)	Mr. McBee did not receive compensation in his role as a director. All Other Compensation for Mr. McBee is in respect of a car allowance.

(4)	All Other Compensation for Mr. Spooner is in respect of a car allowance and insurance premiums.

(5)	All Other Compensation for Mr. Bevington is primarily in respect of relocation and a car allowance.

(6)	All Other Compensation for Mr. Wellard is primarily in respect of a car allowance.

(7)	All Other Compensation for Mr. Vitalone is primarily in respect of a car allowance. Mr. Vitalone joined Mitel in April 2013.

17.	Equity Incentive and Other Compensation Plans

2006 Equity Incentive Plan

The Corporation adopted an equity incentive plan on September 7, 2006 (the “2006 Equity Incentive Plan”).

The 2006 Equity Incentive Plan was established to assist in attracting, retaining and motivating employees, directors, officers and consultants through performance related incentives. The 2006 Equity Incentive Plan provided flexibility and choice in the types of equity compensation awards, including options, deferred share units, restricted stock units, performance share units and other share-based awards. Prior to March 5, 2010, the 2006 Equity Incentive Plan provided that, unless otherwise determined by the Compensation Committee, one-quarter of the Common Shares that an option holder is entitled to purchase become eligible for purchase on each of the first, second, third and fourth anniversaries of the date of grant, and that options expire on the fifth anniversary of the date of grant. The 2006 Equity Incentive Plan was amended on March 5, 2010 such that, unless otherwise determined by the Compensation Committee, any options granted after that date will vest as to one-sixteenth of the Common Shares that an option holder is entitled to purchase on the date which is three months after the date of grant and on each subsequent quarter, and that options expire on the seventh anniversary of the date of grant. The 2006 Equity Incentive Plan provides that in no event may an option remain exercisable beyond the tenth anniversary of the date of grant.

As of March 17, 2015, options to acquire 5,840,526 Common Shares and restricted stock unit awards for 284,950 Common Shares were granted and outstanding under the 2006 Equity Incentive Plan. During the year ended December 31, 2014, we granted options to acquire 1,093,919 Common Shares and restricted stock unit awards for 315,400 Common Shares were granted under the 2006 Equity Incentive Plan. During the year ended December 31, 2014, options to acquire 1,403,789 Common Shares vested under the 2006 Equity Incentive Plan and no restricted stock units vested under the 2006 Equity Incentive Plan. Shares subject to outstanding awards under the 2006 Equity Incentive Plan which lapse, expire or are forfeited or terminated will no longer become available for grants under this plan. Instead, after May 8, 2014, new equity grants must be made under the 2014 Equity Incentive Plan (described below), which became effective on May 8, 2014.

2014 Equity Incentive Plan

The Corporation adopted the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) on May 8, 2014. The 2014 Equity Incentive Plan provides that the Compensation Committee is authorized to determine the individuals to whom equity awards will be granted, the number of Common Shares subject to equity grants and other terms and conditions of equity grants. Other than the number of shares available for grant under the 2014 Equity Incentive Plan and the term of the 2014 Equity Incentive Plan, the 2014 Equity Incentive Plan is substantially similar to the 2006 Equity Incentive Plan. In particular, the 2006 Equity Incentive Plan contained an “evergreen” provision in which the number of Common shares authorized for issuance under the 2006 Equity Incentive Plan increased by 3% on each of March 5, 2011, 2012 and 2013. In contrast, the number of Common Shares authorized for issuance under the 2014 Equity Incentive Plan is fixed at 8,900,000 Common Shares. The 2014 Equity Incentive Plan will expire no later than 2024.

Terminations

Subject to certain provisions relating to the termination of the participant’s employment, term of office or engagement with the Corporation by virtue of the participant’s death, disability or retirement, the 2014 Equity Incentive Plan provides that:

-        in respect of termination without cause, unless otherwise specified in the award agreement with the participant, any options that are exercisable at the date of such termination may be exercised for a period of ninety (90) days after the termination date or for the remaining term of such option, whichever is lesser. Any options that are not yet exercisable will immediately expire and be cancelled and any other awards that have not yet vested are immediately forfeited to the Corporation.

-        in respect of a voluntary resignation of a participant (other than a director), all options, to the extent they were exercisable at the date of such resignation, may be exercised for a period of thirty (30) days after the date of resignation or for the remaining term of such option, whichever is lesser. Any options that are not yet exercisable will immediately expire and be cancelled and any other awards that have not yet vested are immediately forfeited to the Corporation.

-        in respect of termination of employment or services for cause of a participant (or for a breach of fiduciary duty in the case of a director), any options and any other awards held by the participant, whether or not exercisable at the termination date, will immediately expire and be cancelled.

-        in respect of termination of a director’s appointment (other than for breach of fiduciary duty), the Compensation Committee may permit the exercise of all options held by such director, whether or not exercisable at the termination date and provide for the vesting of any or all other awards held by the director on the termination date.

Other specific provisions apply upon the death of a holder of deferred share units of the Corporation.

Change of Control

The 2014 Equity Incentive Plan provides that, unless otherwise determined by the Compensation Committee or the Board, any options outstanding immediately prior to the occurrence of a Change in Control (as defined in the 2014 Equity Incentive Plan) but which are not then exercisable, shall terminate and be cancelled upon the occurrence of a Change in Control and shall be of no further force or effect. Unless otherwise determined by the Board or the Compensation Committee, any vested outstanding options that are in-the-money shall be cashed out as of the date of such Change in Control or other date as determined by the Compensation Committee or the Board. The Board or Compensation Committee shall also have the right to provide for the acceleration of vesting of any outstanding options or to provide for the conversion or exchange of any option into or for options, right or other securities in any entity participating in or resulting from the Change of Control.

In addition, unless otherwise determined by the Compensation Committee or the Board, any unvested or unearned restricted share units, deferred share units, performance share units or other share-based awards outstanding immediately prior to the occurrence of a Change in Control shall terminate and be cancelled. The Board or the Compensation Committee shall, however, have the right to accelerate the vesting or determine that any restricted share units, deferred share units, performance share units or other share-based awards outstanding immediately prior to the occurrence of Change in Control shall become fully vested and fully earned upon the occurrence of such event.

Assignment

Subject to certain exercise rights for options held by a participant upon death, disability or retirement, no assignment or transfer of any awards, whether voluntary, involuntary, by operation of law or otherwise is permitted. Notwithstanding the foregoing, an eligible participant may transfer an award (other than an award of incentive stock options) to a permitted assign and an award of incentive stock options may only be transferred by will or by the law of descent and distribution.

Amendments to the 2014 Equity Incentive Plan

The Board may, without notice or shareholder approval, at any time, amend the 2014 Equity Incentive Plan, provided that such amendment does not alter or impair any rights or increase any obligations with respect to an award previously granted under the 2014 Equity Incentive Plan, unless consented to by the affected participant. Specifically, the Board may amend the 2014 Equity Incentive Plan without shareholder notice or approval for the following amendments:

a)    Amend the general vesting provisions of an award;

b)    Amend the general term of an option provided that no option held by an insider may extend beyond its original expiry date and no option may be exercised beyond the tenth anniversary of the date of grant;

c)    Amend any of the provisions contained in article 9 (Termination of Employment) of the 2014 Equity Incentive Plan;

d)    Add covenants of the Corporation for the protection of directors, employees and consultants;

e)    Amend any provision as may be necessary or desirable with respect to matters that may be expedient to make such amendment in the Board’s good faith opinion; and

f)    Change or correct any provision required to cure or correct any ambiguity, defect, inconsistent provision, clerical omission, mistake or manifest error.

Notwithstanding the above, none of the following amendments shall be made to the 2014 Equity Incentive Plan without approval of the TSX and the Nasdaq, to the extent such approval is required, and the approval of shareholders in accordance with the requirements of such exchange(s):

a)    Increase the number of Common Shares issuable under the 2014 Equity Incentive Plan (except in connection with a Change in Control or pursuant to the provisions of the 2014 Equity Incentive Plan);

b)    Increase the number of Common Shares issuable to insiders (except in connection with a Change in Control or pursuant to the provisions of the 2014 Equity Incentive Plan);

c)    Increase the number of Common Shares issuable to directors;

d)    Amend the exercise period of any options held by insiders;

e)    Extend the expiration of an option beyond ten (10) years from the date of grant;

f)    Reduce the exercise price of any options held by insiders (except in connection with the purposes of maintaining option value in connection with a Change in Control);

g)    Add any form of financial assistance available to a participant;

h)    Permit options or rights under the 2014 Equity Incentive Plan to be transferred other than for normal estate settlement purposes;

i)    Amend the amendment section of the 2014 Equity Incentive Plan; and

j)    Make any other amendments which the applicable exchange rules require shareholder approval.

As of March 17, 2015, options to acquire 234,328 Common Shares and restricted stock units for 389,000 Common Shares were granted and outstanding under the 2014 Equity Incentive Plan. During the year ended

December 31, 2014, we granted options to acquire 239,100 Common Shares and restricted stock units for 395,000 Common Shares under the 2014 Equity Incentive Plan and options to acquire 107,420 Common Shares vested under the 2014 Equity Incentive Plan. During the year ended December 31, 2014, there were no vested restricted stock units under the 2014 Equity Incentive Plan.

Inducement Options

On January 19, 2011, Richard McBee was granted stock options to acquire 515,175 Common Shares as a component of his employment compensation. These stock options were granted as an inducement material to his entering into employment with Mitel and will vest on the same vesting schedule as options granted under the 2006 Equity Incentive Plan. These options are outside of the pool of stock options available for grant under the 2006 Equity Incentive Plan, the 2014 Equity Incentive Plan and all other security-based compensation arrangements. As of March 17, 2015, all of these options were outstanding.

Total Equity Awards Outstanding

As of March 17, 2015, options to acquire 6,590,029 Common Shares and restricted stock units to acquire 673,950 Common Shares under the 2006 Equity Inventive Plan and the 2014 Equity Inventive Plan and 515,175 inducement options granted to Mr. McBee were issued and outstanding, representing in the aggregate approximately 7% of the Corporation’s outstanding Common Shares.

The following table sets out information in respect of our 2006 Equity Incentive Plan, 2014 Equity Incentive Plan and inducement options as of December 31, 2014:

Plan Category	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of Securities to be issued upon vesting of restricted stock units (c)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and (c)) (d)
2006 Equity Incentive Plan	6,046,555	$5.84	308,400	N/A
Inducement options	515,175(1)	$5.16	N/A	N/A
2014 Equity Incentive Plan	239,100	$10.26	392,000	8,268,900(2)

(1)	The 515,175 inducement options remain outstanding as of March 17, 2015.
(2)	The aggregate number of Common Shares that may be issued under the 2014 Equity Incentive Plan is 8,900,000.

Stock Options Outstanding for Executive Officers and Directors

The following table sets forth information regarding stock options for the purchase of Common Shares outstanding as of December 31, 2014 to our directors and NEOs. The closing price of the Common Shares on the Nasdaq on December 31, 2014 was $10.69 per share.

Name	Number of securities underlying unexercised options(1)	Vested Options	Unvested Options	Option Exercise Price	Option Expiration Date	Value of unexercised in- the-money options	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
Terence H. Matthews	18,038	18,038	-	$3.06	6-Dec-19	$137,629.94	-	$-
Chairman	18,313	18,313	-	$3.94	7-Mar-20	$123,612.75	-	$-
	18,313	18,313	-	$3.80	1-Jul-20	$126,176.57	-	$-
	16,290	16,290	-	$4.64	5-Sep-20	$98,554.50	-	$-
	10,146	10,146	-	$9.58	12-Dec-20	$11,262.06	-	$-
	9,329	9,329	-	$8.79	5-Feb-21	$17,725.10	-	$-
	9,281	9,281	-	$10.83	20-May-21	$-	-	$-
	9,281	9,281	-	$9.96	14-Aug-21	$6,775.13	-	$-
	9,816	9,816	-	$9.96	13-Nov-21	$7,165.68	-	$-

Peter C. Charbonneau	32,668	32,668	-	$6.50	16-Sep-17	$136,878.92	-	$-
Vice Chairman	20,441	20,441	-	$4.00	7-Jul-18	$136,750.29	-	$-
	10,083	10,083	-	$3.29	7-Sep-18	$74,614.20	-	$-
	8,756	8,756	-	$3.05	23-Dec-18	$66,895.84	-	$-
	8,756	8,756	-	$3.44	7-Mar-19	$63,481.00	-	$-
	10,550	10,550	-	$4.22	26-Jun-19	$68,258.50	-	$-
	10,544	10,544	-	$2.61	6-Sep-19	$85,195.52	-	$-
	10,819	10,819	-	$3.06	6-Dec-19	$82,548.97	-	$-
	10,338	10,338	-	$3.94	7-Mar-20	$69,781.50	-	$-
	10,338	10,338	-	$3.80	1-Jul-20	$71,228.82	-	$-
	6,782	6,782	-	$4.64	5-Sep-20	$41,031.10	-	$-
	4,960	4,960	-	$9.58	12-Dec-20	$5,505.60	-	$-
	4,778	4,778	-	$8.79	5-Feb-21	$9,078.20	-	$-
	4,682	4,682	-	$10.83	20-May-21	$-	-	$-
	4,682	4,682	-	$9.96	14-Aug-21	$3,417.86	-	$-
	4,854	4,854	-	$9.96	13-Nov-21	$3,543.42	-	$-

Benjamin H. Ball	62,200	62,200	-	$6.50	16-Sep-17	$260,618.00	-	$-
Director (2)	28,336	28,336	-	$4.00	7-Jul-18	$189,567.84	-	$-
	21,250	21,250	-	$3.29	7-Sep-18	$157,250.00	-	$-
	18,819	18,819	-	$3.05	23-Dec-18	$143,777.16	-	$-
	18,131	18,131	-	$3.44	7-Mar-19	$131,449.75	-	$-
	22,343	22,343	-	$4.22	26-Jun-19	$144,559.21	-	$-
	21,569	21,569	-	$2.61	6-Sep-19	$174,277.52	-	$-
	20,194	20,194	-	$3.06	6-Dec-19	$154,080.22	-	$-
	20,263	20,263	-	$3.94	7-Mar-20	$136,775.25	-	$-
	20,263	20,263	-	$3.80	1-Jul-20	$139,612.07	-	$-
	8,588	8,588	-	$4.64	5-Sep-20	$51,957.40	-	$-
	7,061	7,061	-	$9.58	12-Dec-20	$7,837.71	-	$-
	6,909	6,909	-	$8.79	5-Feb-21	$13,127.10	-	$-
	6,828	6,828	-	$10.83	20-May-21	$-	-	$-
	6,828	6,828	-	$9.96	14-Aug-21	$4,984.44	-	$-
	6,972	6,972	-	$9.96	13-Nov-21	$5,089.56	-	$-

Name	Number of securities underlying unexercised options(1)		Vested Options	Unvested Options	Option Exercise Price	Option Expiration Date	Value of unexercised in- the-money options	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
Andrew J. Kowal	62,200		62,200	-	$6.50	16-Sep-17	$260,618.00	-	$-
Director (2)	28,336		28,336	-	$4.00	7-Jul-18	$189,567.84	-	$-
	21,250		21,250	-	$3.29	7-Sep-18	$157,250.00	-	$-
	18,819		18,819	-	$3.05	23-Dec-18	$143,777.16	-	$-
	18,131		18,131	-	$3.44	7-Mar-19	$131,449.75	-	$-
	22,343		22,343	-	$4.22	26-Jun-19	$144,559.21	-	$-
	21,569		21,569	-	$2.61	6-Sep-19	$174,277.52	-	$-
	20,194		20,194	-	$3.06	6-Dec-19	$154,080.22	-	$-
	20,263		20,263	-	$3.94	7-Mar-20	$136,775.25	-	$-
	20,263		20,263	-	$3.80	1-Jul-20	$139,612.07	-	$-
	8,588		8,588	-	$4.64	5-Sep-20	$51,957.40	-	$-
	7,061		7,061	-	$9.58	12-Dec-20	$7,837.71	-	$-
	6,909		6,909	-	$8.79	5-Feb-21	$13,127.10	-	$-
	6,828		6,828	-	$10.83	20-May-21	$-	-	$-
	6,828		6,828	-	$9.96	14-Aug-21	$4,984.44	-	$-
	6,972		6,972	-	$9.96	13-Nov-21	$5,089.56	-	$-

John P. McHugh	33,276		33,276	-	$6.50	16-Sep-17	$139,426.44	-	$-
Director	12,124		12,124	-	$4.00	7-Jul-18	$81,109.56	-	$-
	12,167		12,167	-	$3.29	7-Sep-18	$90,035.80	-	$-
	9,238		9,238	-	$3.05	23-Dec-18	$70,578.32	-	$-
	10,200		10,200	-	$3.44	7-Mar-19	$73,950.00	-	$-
	11,008		11,008	-	$4.22	26-Jun-19	$71,221.76	-	$-
	12,675		12,675	-	$2.61	6-Sep-19	$102,414.00	-	$-
	11,713		11,713	-	$3.06	6-Dec-19	$89,370.19	-	$-
	10,475		10,475	-	$3.94	7-Mar-20	$70,706.25	-	$-
	10,475		10,475	-	$3.80	1-Jul-20	$72,172.75	-	$-
	9,213		9,213	-	$4.64	5-Sep-20	$55,738.65	-	$-
	6,356		6,356	-	$9.58	12-Dec-20	$7,055.16	-	$-
	6,071		6,071	-	$8.79	5-Feb-21	$11,534.90	-	$-
	6,215		6,215	-	$10.83	20-May-21	$-	-	$-
	6,215		6,215	-	$9.96	14-Aug-21	$4,536.95	-	$-
	6,508		6,508	-	$9.96	13-Nov-21	$4,750.84	-	$-

Francis N. Shen	-		-	-	$-	-	$-	-	$-
Director

David M. Williams	9,721		9,721	-	$10.83	20-May-21	$-	-	$-
Director	4,595		4,595	-	$9.96	14-Aug-21	$3,354.35	-	$-
	4,850		4,850	-	$9.96	13-Nov-21	$3,540.50	-	$-

Richard D. McBee	500,000	(3)	-	500,000	$5.16	19-Jan-16	$-	500,000	$2,765,000.00
Chief Executive Officer	1,500,000	(4)	1,313,999	93,751	$5.16	19-Jan-18	$7,266,414.47	93,751	$518,443.03
	100,000		18,750	37,500	$4.22	26-Jun-19	$121,312.50	37,500	$242,625.00
	75,000		14,125	46,875	$3.80	1-Jul-20	$97,321.25	46,875	$322,968.75
	250,000		31,250	218,750	$10.11	3-Apr-21	$18,125.00	218,750	$126,875.00

Anthony P. Shen	-		-	-	$-	-	$-	-	$-
Chief Operating Officer

Name	Number of securities underlying unexercised options(1)	Vested Options	Unvested Options	Option Exercise Price	Option Expiration Date	Value of unexercised in- the-money options	Number of shares or units of shares that have not vested	Market or payout value of share-based awards that have not vested
Steven E. Spooner	25,000	25,000	-	$8.79	15-Jul-17	$47,500.00	-	$-
Chief Financial Officer	150,000	9,375	28,125	$4.00	7-Jul-18	$62,718.75	28,125	$188,156.25
	100,000	12,500	37,500	$4.22	26-Jun-19	$80,875.00	37,500	$242,625.00
	50,000	6,250	31,250	$3.80	1-Jul-20	$43,062.50	31,250	$215,312.50
	400,000	100,000	300,000	$5.73	9-Oct-20	$496,000.00	300,000	$1,488,000.00
	75,000	9,375	65,625	$10.11	3-Apr-21	$5,437.50	65,625	$38,062.50

Graham Bevington	30,000	30,000	-	$8.79	15-Jul-17	$57,000.00	-	$-
Executive Vice President,	50,000	-	9,375	$4.00	7-Jul-18	$-	9,375	$62,718.75
President, EMEA	30,000	18,750	11,250	$4.22	26-Jun-19	$121,312.50	11,250	$72,787.50
	30,000	11,250	18,750	$3.80	1-Jul-20	$77,512.50	18,750	$129,187.50
	25,000	3,125	21,875	$10.11	3-Apr-21	$1,812.50	21,875	$12,687.50
	15,000	937	14,063	$9.96	14-Aug-21	$684.01	14,063	$10,265.99

Joseph A. Vitalone	100,000	22,500	62,500	$3.80	1-Jul-20	$155,025.00	62,500	$430,625.00
Executive Vice President,	25,000	3,125	21,875	$10.11	3-Apr-21	$1,812.50	21,875	$12,687.50
President, Americas

Ronald G. Wellard	30,000	30,000	-	$8.79	15-Jul-17	$57,000.00	-	$-
Chief Products	100,000	60,416	19,584	$4.00	7-Jul-18	$404,183.04	19,584	$131,016.96
and Solutions Officer	65,000	40,625	24,375	$4.22	26-Jun-19	$262,843.75	24,375	$157,706.25
	40,000	7,500	25,000	$3.80	1-Jul-20	$51,675.00	25,000	$172,250.00
	25,000	3,125	21,875	$10.11	3-Apr-21	$1,812.50	21,875	$12,687.50

(1)	Each stock option award was granted pursuant to our 2006 Equity Incentive Plan, 2014 Equity Incentive Plan or, in the case of Mr. McBee, as an inducement (as described in note 4 below). All of these stock options are unexercised.
(2)	The stock options granted to Francisco Partners Management, LLC have been reflected next to the names of Mr. Ball and Mr. Kowal, who are partners of Francisco Partners Management, LLC. An aggregate of options to acquire 296,554 Common Shares are outstanding for Francisco Partners Management, LLC.
(3)	Represents performance-based stock options granted under the 2006 Equity Incentive Plan. The stock options vest as follows: 25% of the options vest on the trigger date and the remainder vest monthly over an 18-month period following the trigger date. The trigger date is defined as the date that is one month following the month in which the five-day average trading price of the Common Shares on the Nasdaq is equal to or greater than $16.80 per share. All unexercised options expire on the earlier of 24 months after the trigger date or five years from the date of grant.
(4)	515,175 of the stock options granted to Mr. McBee as a component of his employment compensation, have been granted as an inducement, material to his entering into employment with us. These inducement options will vest on the same vesting schedule as options granted under the 2006 Equity Incentive Plan. These options are outside of the pool of stock options available for grant under the 2006 Equity Incentive Plan, the 2014 Equity Incentive Plan and all other security-based compensation arrangements of the Corporation.

Restricted Stock Units Outstanding for Executive Officers and Directors

The following table sets forth information regarding restricted stock units for Common Shares granted as of December 31, 2014 to our directors and NEOs. The closing price of the Common Shares on the Nasdaq on December 31, 2014 was $10.69 per share.

Name	Number of securities underlying unexercised restricted stock units	Number of shares or units of shares that have not vested	Market or payout value of share- based awards that have not vested
Richard D. McBee Chief Executive Officer and President	115,400	115,400	$1,233,626
Steven E. Spooner Chief Financial Officer	34,600	34,600	$369,874
Graham Bevington Executive Vice President and President, EMEA	11,500	11,500	$122,935
Joseph A. Vitalone Executive Vice President and President, Americas	11,500	11,500	$122,935
Ronald G. Wellard Chief Products and Solutions Officer	11,500	11,500	$122,935

Incentive Plan Awards – Value Vested or Earned During the Year

The following table lists, with respect to each of our NEOs and directors, the value of all option-based and share-based awards that have vested, and all non-equity incentive plan compensation earned, during the year ended December 31, 2014.

Name	Equity-based awards - Value vested during the Year ended December 31, 2014 ($)(1)(2)	Share-based awards - Value vested during the Year ended December 31, 2014 ($)	Non-equity incentive plan compensation - Value earned during the Year ended December 31, 2014 ($)(3)

Richard D. McBee	1,858,969	-	1,513,008
Steven E. Spooner	1,078,954	-	481,593
Graham Bevington	161,178	-	221,530
Anthony P. Shen(4)	-	-	-
Joseph A.Vitalone	151,422	-	146,763
Ronald G. Wellard	347,740	-	331,957
Benjaimin H. Ball	484	-	-
Peter D. Charbonneau	334	-	-
Jean-Paul Cossart(5)	274	-	-
Andrew J. Kowal	484	-	-
Terence H. Matthews	653	-	-
John McHugh	425	-	-
Henry L. Perret	274	-	-
Francis N. Shen(6)	-	-	-
David M. Williams	-	-	-

(1)	Represents the total value of options that vested during the year ended December 31, 2014. The values were calculated using the closing price of our Common Shares on the Nasdaq on the date the options vested (or if the option vested on a non-trading day, the next trading day).
(2)	Starting June 29, 2011, stock options granted to Board members vested immediately upon grant.
(3)	Represents the total value of annual cash incentive awards for the year ended December 31, 2014. These amounts are also reported in the Summary Compensation Table.
(4)	Mr. A. Shen held the position of Chief Operating Officer until January 31, 2015 and was paid in accordance with a Consulting Services Agreement.
(5)	Mr. Cossart and Mr. Perret resigned from the Board on January 31, 2014.
(6)	Mr. F. Shen held the position of Chief Strategy Officer from January 31, 2014 until July 31, 2014 and was paid in accordance with a Consulting Services Agreement.

Pension and Retirement Plans

The Corporation maintains defined contribution pension plans that cover substantially all of our employees. We contribute to defined contribution pension plans based on a percentage, as specified in each plan, of a participating employee’s pensionable earnings.

The following table sets forth, for each of our NEOs, information regarding defined contribution pension plan amounts credited to or earned by each of them during or as at the end of the year ended December 31, 2014.

Defined Contribution Plan Table

Name	Accumulated value at start of year $(1)	Compensatory $	Non- compensatory $(1)	Accumulated value at year end $
Richard D. McBee	—	—	—	—
Steven E. Spooner	89,471	9,848	394	99,713
Graham Bevington	73,458	27,173	56,842	157,474
Ronald G. Wellard	44,901	3,338	730	48,969
Joseph A. Vitalone	—	6,746	457	7,203

(1)	Includes the effect of foreign exchange where applicable.

There were no material accrued obligations at the end of the year ended December 31, 2014 pursuant to our defined contribution pension plans.

We currently maintain a defined benefit pension plan for certain of our past and present employees in the United Kingdom. The plan was closed to new employees in June 2001. The plan was closed to new service in November 2012. The defined benefit plan provides pension benefits based on length of service up to November 2012 and final average earnings. The pension costs are actuarially determined using the projected benefits method pro-rated on services and management’s best estimate of the effect of future events. Pension plan assets are valued at fair value. As of December 31, 2014, the $406.2 million projected benefit obligation exceeded the fair value of the defined benefit plan assets of $270.1 million, resulting in a pension liability of $136.1 million.

Defined Benefits Plan Table

Name	Number of years credited service	Annual benefits payable		Accrued obligation at start of fiscal year ($)	Compensatory change ($)	Non- compensatory change ($)(1)	Accrued obligation at fiscal year end ($)
		At year end ($)	At age 65 ($)
Graham Bevington	13 years	39,534	39,534	732,044	—	119,005	851,049

(1)	Includes the effect of foreign exchange where applicable.

For the purposes of the pension plan in the United Kingdom, the age of retirement is 65 years. There are provisions for early retirement starting at 55 years with the benefit decreasing for each of the years retired before 65 years. This value is determined by the plan actuary. There is no policy for granting additional years of service or additional credit of service. In November 2012, the defined benefit plan was closed to new service. Since November 2012, Mr. Bevington receives amounts under a defined contribution plan, as disclosed above.

18.	Employment Agreements, Termination and Change of Control

Employment Agreements

Richard D. McBee.  Rich McBee is employed as our CEO and President. Effective as of January 13, 2011, we executed an Employment Agreement with Mr. McBee. Mr. McBee is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement. If Mr. McBee’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. McBee’s employment without cause or Mr. McBee ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 24 months’ salary and bonus compensation (paid over a 24-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. For the year ended December 31, 2014, Mr. McBee received a base salary of $696,154, equity awards, a monthly car allowance of $1,500, fuel and maintenance reimbursement for one vehicle and he participated in our standard employee benefit plans. Mr. McBee was also entitled to receive an annual targeted bonus payment of 120% of base salary, dependent upon the achievement of business goals and subject to the approval of the Compensation Committee. Mr. McBee’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Steven E. Spooner.  Steve Spooner is employed as our CFO, reporting to our President and CEO. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Spooner under which he is employed for an indefinite term, subject to termination in accordance with its terms. If Mr. Spooner’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. Spooner’s employment without cause or Mr. Spooner ends his employment relationship with us, in either case within 12 months of such change of control, he will receive a severance payment totaling 18 months’ salary and bonus compensation (paid over an 18-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Spooner is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options. For the year ended December 31, 2014, Mr. Spooner received a base salary of C$453,153, equity awards, a monthly car allowance of C$1,000, fuel and maintenance reimbursement for one vehicle and he participated in our standard employee benefit plans. Mr. Spooner is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Spooner’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Graham Bevington.  Graham Bevington is employed as our Executive Vice President and President EMEA, reporting to our President and CEO. Mr. Bevington is employed for an indefinite term, subject to termination in accordance with the terms of his employment letter agreement, as amended. If Mr. Bevington is terminated without cause, he will receive a severance payment totaling a minimum of six months’ notice of termination. For the year ended December 31, 2014, Mr. Bevington received a base salary of £176,300, equity awards, a monthly car allowance of £896, fuel and maintenance reimbursement for one vehicle and he participated in our standard employee benefit plans. Mr. Bevington is also entitled to receive an annual bonus payment related to his achievement of defined targets. Mr. Bevington’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Ronald G. Wellard.  Ron Wellard is employed as our Chief Products and Solutions Officer, reporting to the President and CEO. Effective as of March 12, 2010, we executed an Amended and Restated Employment Agreement with Mr. Wellard. Mr. Wellard is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement, as amended. If Mr. Wellard’s employment is terminated by us without cause, or if, in the event of a “change of control” (as such term is defined in his employment agreement) of the Corporation we either terminate Mr. Wellard’s employment without cause or Mr. Wellard ends his employment relationship with us for “Good Reason” (as that term is defined in his employment agreement), in either case within 12 months of such change of control, he will receive a severance payment totaling 12 months’ salary and bonus compensation (paid over an 12-month period), plus benefit continuation and, except in the event of a change of control, continued vesting of options for the same period. Upon death or disability, Mr. Wellard is entitled to a lump sum payment of one year’s total salary plus bonus and, in addition, accelerated vesting of 25% of any remaining unvested options. For the year ended December 31, 2014, Mr. Wellard received a base salary of C$353,914, equity awards, a monthly car allowance of C$667, fuel and maintenance reimbursement for one vehicle and he participates in our standard employee benefit plans. Mr. Wellard is also entitled to receive an annual bonus payment in an amount determined by the Compensation Committee, in its sole discretion. Mr. Wellard’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Joseph A. Vitalone.  Joseph Vitalone is employed as our Executive Vice President and President Americas, reporting to the President and CEO. Mr. Vitalone is employed for an indefinite term, subject to termination in accordance with the terms of his employment agreement. If Mr. Vitalone’s employment is terminated by us without cause, he will receive a severance payment totaling 12 months’ salary and bonus compensation (paid over a 12-month period), plus benefit continuation. For the year ended December 31, 2014, Mr. Vitalone received a base salary of $327,409, equity awards, a monthly car allowance of $667, fuel and maintenance reimbursement for one vehicle and is also entitled to receive an annual bonus payment related to his achievement of defined targets.

Potential Payments upon Termination or Change of Control

Information regarding payments to our NEOs in the event of a termination or a change in control may be found in the table below. This table sets forth the estimated amount of payments each NEO would be entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2014 and using average exchange rates for the year ended December 31, 2014. The salary payments are calculated based on the salaries stated in the employment agreements of each NEO as of December 31, 2014. Amounts potentially payable under plans which are generally available to all salaried employees, such as health, life and disability insurance, are excluded from the table. Actual payments made at any future date may vary, including the amount the NEO would have accrued under the applicable benefit or compensation plan as well as the price of the common shares.

In the event of retirement, resignation or termination for cause, no salary, benefits or other compensation is payable to a NEO beyond the last effective date of employment and the NEO would only be entitled to exercise equity that had already vested or would continue to vest in accordance with the 2006 Equity Incentive Plan or the 2014 Equity Incentive Plan.

Potential Payments upon Termination or Change of Control

	Termination without Cause		Change of Control

Name	Salary and Bonus(1) (2)	Equity Vesting(4)	Salary and Bonus(1) (2)	Equity Vesting(5)
Richard D. McBee	$3,290,907	$8,357,866	$3,290,907	$8,774,460
Steven E. Spooner	$1,055,150	$1,681,218	$1,055,150	$3,001,922
Graham Bevington (3)	$513,226	$280,818	$513,226	$295,453
Ronald G. Wellard	$499,473	$1,081,520	$499,473	$1,262,855
Joseph A. Vitalone	$702,572	$157,743	—	$163,452

(1)	See Section 16 – “Summary Compensation Table” for the salary and bonus payments used in calculating payments on termination without cause or change of control.
(2)	In addition, upon termination without cause or a change of control resulting in termination, each NEO would be entitled to:
•	benefit continuation during the severance or notice periods, as applicable, or where not available, a cash payment in-lieu,
•	a payment equal to car allowance over the applicable period, and
•	in respect of pension, an amount equal to the employer contribution over the applicable period.

In the event of a change of control without termination, each NEO would only be entitled to the indicated payments under “Change of Control” – “Equity Vesting”. No payments for salary or bonus would be payable.

(3)	Mr. Bevington is not subject to the terms and conditions of an executive employment agreement. Payments for salary and bonus are based on the terms of a letter agreement which specifies that each party must provide not less than six months notice of termination of employment, or such longer period as may be provided for pursuant to the Employment Protection (Consolidation) Act 1978.
(4)	The amounts related to stock options and other equity awards are based upon the fair market value of the Common Shares of $10.69 per share as reported on the Nasdaq on December 31, 2014, the last trading day of the Corporation’s year ended December 31, 2014.
(5)	Upon a change of control, all vested options are paid out at the change of control price. The amounts related to stock options and other equity awards are based upon a value of the Common Shares of $10.90 per share (change of control price), which is the highest per share price in the 5 trading days prior to December 31, 2014 as reported on the Nasdaq, as required by the 2006 Equity Incentive Plan and the 2014 Equity Incentive Plan.

D.	INTEREST OF MANAGEMENT, NOMINEES AND OTHERS IN MATERIAL TRANSACTIONS

19.	Transactions Involving Related Parties

The Audit Committee of the Board reviews and approves related party transactions between the Corporation and persons or entities that are deemed to be related parties to the Corporation to ensure that the terms are fair and reasonable to the Corporation and to ensure that corporate opportunities are not usurped. The Audit Committee provides a report to the Board that includes:

•	a summary of the nature of the relationship with the related party and the significant commercial terms of the transaction, such as price and total value;

•	the parties to the transaction;

•	an outline of the benefits to the Corporation of the transaction;

•	whether terms are at market and whether they were negotiated at arm’s length; and

•	for related party transactions involving our officers or directors, whether there has been any loss of a corporate opportunity.

20.	Kanata Research Park Corporation

We lease our Ottawa-based headquarters facilities from Kanata Research Park Corporation, a corporation wholly-owned by our chairman, Dr. Matthews. We negotiated the lease in October 2010 under terms and conditions that management believes reflected then-current market rates. The lease had an initial term of five years and three months ending on February 15, 2016 and could be renewed at our option for an additional five year term. In November 2013, the Corporation amended the lease for the Ottawa-based headquarter facilities. The amendment did not result in any material changes to the terms of the lease, other than the extension of the lease term for an additional five years, two months, such that the lease term now expires on April 30, 2021. Mitel has also been granted an option to extend the lease term for an additional five year period, at then-current market rates. The lease contains property reinstatement terms which have not been accrued at this time as the amount is not estimable. The lease contains certain changes in the rental rate over the term of the lease. During the year ended December 31, 2014, we recorded lease payments for base rent and operating costs of $5 million. At December 31, 2014, balances payable relating to the lease totaled nil.

We made other purchases from Kanata Research Park Corporation, arising in the normal course of business, of $2.2 million for the year ended December 31, 2014 related to leasehold improvements and similar costs at the Ottawa-based headquarters facilities completed. At December 31, 2014, balances payable relating to the leasehold improvements totaled $0.2 million.

21.	Other Parties Related to Dr. Matthews

We have entered into technology transfer, technology licensing and distribution agreements with certain companies related to Dr. Matthews under terms reflecting what management believes were prevailing market conditions at the time the agreements were entered into. These companies develop technology that we integrate with, distribute or sell alone or as part of our own products. In the normal course of business, we may enter into purchase and sale transactions with other companies related to Dr. Matthews under terms reflecting what management believes are then-prevailing market conditions.

We made sales to and purchases from other companies related to Dr. Matthews, arising in the normal course of business, of $1.3 million and $2.4 million, respectively, for the year. The balances receivable and payable at December 31, 2014 as a result of these transactions were $0.4 million and $0.4 million, respectively.

22.	Registration Rights

In connection with the financing of the acquisition of Inter-Tel in 2007, the Corporation entered into a registration rights agreement dated August 16, 2007 (the “Registration Rights Agreement”) with a number of its Shareholders, including the Francisco Partners Group, Dr. Matthews and Wesley Clover Corporation (now known as Kanata Research Park Corporation). The Registration Rights Agreement was amended and restated as of the date of closing of our initial public offering in 2010. The Registration Rights Agreement provides for the registration of the shares held by such Shareholders under the securities laws of the United States and/or the qualification for distribution of the shares held by such Shareholders under the securities laws of the provinces and territories of Canada. Mr. Ball and Mr. Kowal are both partners of Francisco Partners Management, LLC. Dr. Matthews is the Chairman of the Board.

23.	Shareholders’ Agreement

Mitel, the Francisco Partners Group and the Matthews Group, are parties to a shareholders’ agreement (the “Shareholders’ Agreement”) which became effective at the closing of our initial public offering in 2010. The Shareholders’ Agreement covers matters of corporate governance, restrictions on transfer of Common Shares and information rights.

Board Nomination Rights

Pursuant to the terms of the Shareholders’ Agreement, the Francisco Partners Group is entitled to nominate three members of the Board, the Matthews Group is entitled to nominate two members of the Board, and the number of directors is to consist of no more than 10 members. The Shareholders’ Agreement provides that so long as the Francisco Partners Group beneficially owns at least 15% of our outstanding Common Shares, the Francisco Partners Group may nominate three members of the Board; that so long as the Francisco Partners Group beneficially owns at least 10% of our outstanding Common Shares, the Francisco Partners Group may nominate two members of the Board; and that so long as the Francisco Partners Group beneficially owns at least 5% of our outstanding Common Shares, the Francisco Partners Group may nominate one member of the Board. The Shareholders’ Agreement also provides that so long as the Matthews Group beneficially owns at least 10% of our outstanding Common Shares, the Matthews Group may nominate two members of the Board; and that so long as the Matthews Group beneficially owns at least 5% of our outstanding Common Shares, the Matthews Group may nominate one member of the Board. The Shareholders’ Agreement also provides that each of the Francisco Partners Group and the Matthews Group, to the extent they beneficially own at least 5% of our outstanding Common Shares, will nominate our Chief Executive Officer to serve as a member of the Board. Each of the Francisco Partners Group and the Matthews Group will lose its respective right to nominate any Board members upon such party holding or controlling less than 5% of our outstanding Common Shares. Each of the Francisco Partners Group and the Matthews Group agree to vote their shares in favour of the election or removal of the other party’s nominees.

Committee Representation

The Shareholders’ Agreement provides that, for so long as the Francisco Partners Group beneficially owns at least 10% of our outstanding Common Shares, unless prohibited by U.S. federal securities laws or the Nasdaq rules, the Francisco Partners Group is entitled to designate one member of each committee of the Board, other than the Audit Committee.

Special Approval Rights of the Francisco Partners Group

The Shareholders’ Agreement provides that the Corporation may not take certain significant actions without the approval of the Francisco Partners Group, so long as the Francisco Partners Group owns at least 15% of our outstanding Common Shares. These actions include:

•	amendments to the Corporation’s articles or by-laws;

•	issuance of any securities that are senior to the Common Shares in respect of dividend, liquidation preference or other rights and privileges;

•	issuance of equity securities or rights, options or warrants to purchase equity securities, with certain exceptions where we issue securities pursuant to our 2006 Equity Incentive Plan, in connection with acquisitions that involve the issuance of less than $25 million of our securities, upon the conversion of currently outstanding warrants, as consideration paid to consultants for services provided to us, or in connection with technology licensing or other non-equity interim financing transactions;

•	declaring or paying any dividends or making any distribution or return of capital, whether in cash, in stock or in specie, on any equity securities;

•	incurring, assuming or otherwise becoming liable for debt obligations, incurring additional indebtedness in connection with our leasing program, or incurring up to $50 million in new indebtedness;

•	mergers, acquisitions, sales of assets or material subsidiaries, or the entering into any joint venture, partnership or similar arrangement that have a value of more than $25 million per such transaction;

•	any change in the number of directors that comprise the Board;

•

an amalgamation, merger or other corporate reorganization by the Corporation with or into any other corporation (other than a short-form amalgamation with a wholly-owned subsidiary); or an agreement to sell or sale of all or substantially all of our assets or other transaction that has the effect of a change of control of the Corporation; and

•	any liquidation, winding up, dissolution or bankruptcy or other distribution of our assets to our Shareholders.

All of the provisions of the Shareholders’ Agreement are expressly subject to any requirements as to governance imposed by applicable securities laws and by any exchange on which our securities are listed.

Information Rights

So long as any party to the Shareholders’ Agreement holds at least 10% of our outstanding Common Shares, such Shareholder will have the right to receive from the Corporation monthly consolidated financial results, copies of all other financial statements, reports or projections, material information provided to our lenders, and such additional information regarding its financial position or business as such Shareholder reasonably requests.

Restrictions on Transfer of our Common Shares

Until such time as a party to the Shareholders’ Agreement holds less than 5% of our outstanding Common Shares, Common Shares held by such Shareholder shall only be transferrable pursuant to (i) a tag-along or drag-along sale, (ii) a permitted transferee and among the parties to the Shareholders’ Agreement, (iii) transfers in broker’s sales in accordance with Rule 144 under the Securities Act (including its volume and manner of sale limitations) and (iv) pursuant to a registration statement provided for in the Registration Rights Agreement.

The Francisco Partners Group, so long as it owns or controls at least 10% of our outstanding Common Shares, is entitled to drag the other parties to the Shareholders’ Agreement into a non-affiliated change of control transaction if 50.1% of our outstanding Common Shares have voted in favour of that transaction or tendered into it. Notwithstanding the foregoing, the Francisco Partners Group’s drag along rights do not apply at any time that the Matthews Group owns or controls a greater percentage of our outstanding Common Shares than the Francisco Partners Group.

Also, until such time as the Francisco Partners Group has sold or transferred $281.3 million of Common Shares pursuant to a registration statement or no longer owns at least 10% of our outstanding Common Shares, the Matthews Group may not sell or transfer more than an aggregate of $50 million of Common Shares (measured in gross proceeds and taking into account sales made under Rule 144 under the Securities Act) pursuant to a registration statement. This provision expires automatically on April 27, 2015.

E.	BUSINESS TO BE TRANSACTED AT THE MEETING

24.	Financial Statements

The consolidated financial statements of the Corporation for the year ended December 31, 2014 have been provided to Shareholders on Form 10-K, which is included with these proxy materials and is available on our website at http://investor.mitel.com, as well as at www.sec.gov and www.sedar.com. In accordance with the provisions of the CBCA, the financial statements will not be the subject of any vote at the Meeting.

25.	Annual Resolution No. 1 – Election of Directors

The articles of the Corporation provide for a board of directors of not less than three directors and not more than 15 directors to be elected annually, with the fixed number of directors within such range authorized by the directors of the Corporation from time to time. The directors of the Corporation have fixed the number of directors at eight and there are eight directors being nominated. Each director who is elected will hold office until the next annual meeting of Shareholders, or until a successor is duly elected or appointed, unless the office is earlier vacated in accordance with the by-laws of the Corporation, the CBCA or the Shareholders’ Agreement (as defined and discussed above under the heading “Interest of Management, Nominees and Others in Material Transactions”).

Seven of eight nominees proposed for election in this proxy circular are currently incumbent directors. Sudhakar Ramakrishna is a new nominee to the Board. Pursuant to the Shareholders’ Agreement, the Board must be comprised of no more than ten members with the Francisco Partners Group entitled to nominate three directors to the Board as long as it beneficially owns more than 15% of the outstanding Common Shares and the Matthews Group entitled to nominate one director to the Board as long as it beneficially owns more than 5% of the outstanding Common Shares. In addition, as long as each of the Francisco Partners Group and the Matthews Group beneficially owns at least 5% of the outstanding Common Shares, they have agreed to nominate the Chief Executive Officer of the Corporation to the Board. Francisco Partners currently has two nominees, being Benjamin H. Ball and Andrew J. Kowal. As at December 31, 2014, Matthews Group held less than 10% of the outstanding Common Shares and is therefore entitled to nominate only one director. Terence H. Matthews is the nominee of the Matthews Group. The parties to the Shareholders’ Agreement agreed, among other matters, to act and vote from time to time so that, on any election of directors by the Shareholders of the Corporation, the nominees of the Francisco Partners Group and the Matthews Group and the Chief Executive Officer (or equivalent) are elected.

Majority Vote for Directors

We have adopted a majority voting policy for the election of directors. If a director standing for election or re-election receives more withheld votes (a “Majority Withheld Vote”) than for votes, he must offer to resign. Directors other than those who received a Majority Withheld Vote at the same meeting will consider whether to accept or reject the resignation. The Board will announce its decision by way of press release within 90 days of the Meeting.

The persons named in the form of proxy will, unless a Shareholder has instructed that the Common Shares it represents be WITHHELD from voting in respect of the election of directors or unless someone else is appointed as proxy holder, be voted FOR the election of the nominees for director listed below. In the event a nominee is unable or unwilling to serve, an event that management has no reason to believe will occur, the persons named in the form of proxy will vote for a substitute nominee in accordance with his or her best judgment.

The following table sets forth the name of each person nominated for election as a director; the period or periods of service as a director; the principal occupation, business or employment, and all positions with the Corporation and any significant affiliate of ours, within the preceding five years, as well as the number of shares beneficially owned or over which control or direction is exercised. Seven of eight nominees currently serve as directors of the Corporation. Sudhakar Ramakrishna is a new nominee to the Board.

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
Dr. Terence H. Matthews Ottawa, Ontario, Canada Director since February 16, 2001; Member of the Nominating and Corporate Governance Committee	Chairman, Wesley Clover International Corporation; Chairman of the Board of March Networks Corporation from June 2000 to April 2012; Chairman and/or Director of a number of other companies.	8,628,048 Common Shares
Richard D. McBee Dallas, Texas, U.S.A. Director since January 19, 2011	Chief Executive Officer and President of the Corporation since January 2011. Prior to joining the Corporation, President of the Communications & Enterprise Group of Danaher Corporation since 2007.	60,000 Common Shares

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
Benjamin H. Ball San Francisco, California, U.S.A. Director since October 23, 2007; Chair of the Compensation Committee; Member of the Nominating and Corporate Governance Committee	Managing Director of Francisco Partners L.P. since August 1999.	- (2)
Peter D. Charbonneau Ottawa, Ontario, Canada Director since February 16, 2001; Chair of the Audit Committee; Chair of the Nominating and Corporate Governance Committee	Independent Corporate Director. Served as a General Partner of Skypoint Capital Corporation from January 2001 to 2015.	37,610 Common Shares
Andrew J. Kowal San Francisco, California, U.S.A. Director since July 2, 2009; Member of the Nominating and Corporate Governance Committee	Partner of Francisco Partners L.P. since 2001.	- (2)
John P. McHugh Newcastle, California, U.S.A. Director since March 12, 2010; Member of the Audit Committee and of the Nominating and Corporate Governance Committee	General Manager and Senior Vice President, Commercial Business Unit at NETGEAR, Inc. since July 2013; prior to that, he was Chief Marketing Officer of Brocade Communications; prior to that, he was Vice President and General Manager of Nortel Networks Limited’s Enterprise Network Solutions Business Unit.	-
Sudhakar Ramakrishna Saratoga, California, U.S.A.	Senior Vice President of Products and has served as the Senior Vice President and General Manager of Enterprise and Service Provider Division at Citrix Systems Inc. since March 2013; prior to that, he served as President, Products and Services from February 2012 to March 2013 at Polycom Inc. Mr. Ramakrishna also served as Executive Vice President , General Manager, Unified Communications Solutions and Chief Development Officer at Polycom Inc. from February 2011 to February, 2012 and as Senior Vice President and General Manager, Unified Communications Products and Chief Development Officer from October 2010 to February 2011. Prior to joining Polycom, Mr. Ramakrishna served as Corporate Vice President and General Manager for Wireless Broadband Access Solutions and Software at Motorola, Inc., from May 2007 to October 2010.	-

Name and Municipality of Residence	Principal Occupation	Shares Beneficially Owned or Controlled(1)
David M. Williams Toronto, Ontario, Canada Director since January 31, 2014; Member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee	Independent Corporate Director of several Canadian companies including President’s Choice Bank, Chairman of Toronto Hydro Corporation, Chairman of Morrison Lamothe Inc. and lead Director of Mattamy Homes Corporation. Interim President and Chief Executive Officer of Shoppers Drug Mart Corporation from February 2011 to November 2011.	100,000 Common Shares

(1)	Certain spouses of nominees own Common Shares. The relevant nominees disclaim beneficial ownership of such Common Shares.
(2)	Certain funds managed by Francisco Partners II, L.P., of which Mr. Ball and Mr. Kowal are Principals, own or control, directly or indirectly, 16,064,278 Common Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions.

Skypoint Capital Corporation invests in new ventures that may involve risks. As a result, Mr. Charbonneau was a director of Metconnex Inc., which went into receivership in 2006 and was a director of Trellia Networks Corporation, which filed a proposal under the Canadian Bankruptcy and Insolvency Act that was accepted by the Courts in February 2011.

Similarly, Francisco Partners L.P. invests in new ventures in early stages which involves risk and, as a result, Mr. Kowal served as a director of MagnaChip Semiconductor LLC which filed for bankruptcy protection in the U.S. Bankruptcy Court of the District of Delaware in June 2009.

Mr. McHugh took a position as Vice President and General Manager of the Enterprise Data Networking Product Unit for Nortel Networks in December 2008. In January 2009, Nortel Networks filed for Chapter 11 bankruptcy protection in Canada, the United States and the United Kingdom.

No other director has, in the past 10 years, been an officer or director of a company that has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of the directors have been a director or officer of a company in the last 10 years that is or was subject to a cease trade order, an order similar to a cease trade order or an order that denied such company access to any exemption under securities legislation.

None of the directors have, in the last 10 years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold their assets.

None of the directors have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or have entered into a settlement agreement with a securities regulatory authority or any other penalties or sanctions imposed by a court or regulatory body.

26.	Annual Resolution No. 2 – Appointment and Remuneration of Auditors

Appointment of Auditors

On the recommendation of the Audit Committee, management proposes to present a resolution (“Annual Resolution No. 2”) to appoint Deloitte LLP, Chartered Accountants, Ottawa, Ontario, as auditors of the Corporation for the fiscal year ending December 31, 2015 to hold office until the close of the next annual meeting of Shareholders and to authorize the directors to determine and fix the remuneration of the auditors. Deloitte LLP was first appointed auditors of the Corporation on December 4, 2001.

Remuneration of Auditors

In the past, the Audit Committee has negotiated with the auditors of the Corporation on an arm’s length basis for the purpose of determining the fees to be paid to the auditors. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. Management believes that the fees negotiated in the past with the auditors of the Corporation were reasonable in the circumstances and would be comparable to fees charged by other auditors providing similar services.

Deloitte LLP is our external auditor. Fees billed by Deloitte LLP to the Corporation for the year ended December 31, 2014 and the eight months ended December 31, 2013 are set forth below.

	Year Ended December 31, 2014	Eight Months Ended December 31, 2013
Audit fees (1)	$1,985,000	$1,374,000
Audit-related fees (2)	194,000	37,000
Tax fees (3)	174,000	21,000
All other fees (4)	101,000	63,000

Total	$2,454,000	$1,495,000

(1)	Audit fees include professional services rendered for the audit of our annual consolidated financial statements and, as required, the unconsolidated financial statements of certain of our subsidiaries. Audit fees also include professional services related to quarterly reviews of our consolidated financial statements.
(2)	Audit-related fees relate to valuation assistance and the defined contribution pension plan in Canada and the defined benefit pension plan in the United Kingdom. Audit-related fees also includes fees for accounting consultation, advisory services and the pass-through cost of regulatory fees.
(3)	Tax fees include assistance with tax compliance, expatriate tax return preparation, tax planning and various tax advisory services.
(4)	“All other fees” include other non-audit services, including services relating to various filings relating to the acquisition of Aastra.

The persons named in the form of proxy will, unless a Shareholder has instructed that the shares it represents be WITHHELD from voting in respect of the appointment of auditors or someone else is appointed as proxy holder, be voted FOR the appointment of Deloitte LLP as auditors of the Corporation and to authorize the directors to determine and fix the remuneration of the auditors.

F.	OTHER MATTERS

Management of the Corporation knows of no amendment or variation to the matters referred to in the Notice of Meeting and of no other business to be brought before the Meeting. If any amendment, variation or other business is properly brought before the Meeting, the form of proxy confers discretion on the persons named on the form of proxy to vote on any amendment or variation of the matters referred to in the notice of Meeting or any other business in accordance with their best judgment.

The CBCA provides that, in certain circumstances, eligible Shareholders are entitled to submit to the Corporation notice of a matter that such Shareholder proposes to raise at a meeting of Shareholders. The final date by which we must receive such a proposal to be raised at our next annual meeting of Shareholders (subsequent to this meeting) is January 1, 2016. Any eligible Shareholder who may wish to exercise this right should carefully consider whether they are eligible to make such a proposal, and comply with the relevant provisions of the CBCA.

CERTIFICATE

The contents and the distribution of this Circular have been approved by the Board of Directors of the Corporation.

DATED March 31, 2015 on behalf of the Board of Directors.

“Richard McBee”

Richard D. McBee

Chief Executive Officer and President

Ottawa, Ontario, Canada

SCHEDULE A

ANNUAL RESOLUTION NO. 1

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION (THE “CORPORATION”) THAT:

The following persons are elected as directors of the Corporation until the next annual meeting of Shareholders or until their successor is elected:

Benjamin H. Ball	Peter D. Charbonneau
Andrew J. Kowal	Terence H. Matthews
Richard D. McBee	John P. McHugh
Sudhakar Ramakrishna	David M. Williams

SCHEDULE B

ANNUAL RESOLUTION NO. 2

RESOLVED AS A RESOLUTION OF THE SHAREHOLDERS OF MITEL NETWORKS CORPORATION (THE “CORPORATION”) THAT:

Deloitte LLP are appointed the auditors of the Corporation until the close of the next annual meeting of the Shareholders, or until a successor is appointed, at such remuneration as may be determined by the directors, and the directors are authorized to fix such remuneration.